UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10

General Form for Registration of Securities Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

HyOrc Corporation (OTCID: HYOR)

State of Registration: Wyoming. EIN: 91-1910791

Address: 3050 Post Oak Boulevard, Suite 510-Q60, Houston, TX 77056

Telephone: (281) 532 9034

No Securities are registered as part of this statement

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒	Smaller reporting company ☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 1. BUSINESS

Overview

HyOrc Corporation (“HyOrc,” “we,” “our,” or the “Company”) is a Wyoming corporation engaged in the research, development, and commercialization of clean-energy technologies designed to decarbonize heavy-duty transport, industrial power generation, and distributed energy applications. Our mission is to develop commercially viable alternatives to diesel engines and fossil fuels, with a focus on hydrogen, methanol, and waste-to-energy solutions.

Our business is structured around three primary technology and market verticals:

1.	Green Methanol Production – producing renewable methanol from waste, targeting shipping and aviation fuel markets.

2.	Hydrogen Power Systems – developing modular hydrogen-fueled ORC (Organic Rankine Cycle) engines for off-grid power and pay-as-you-go (“PAYG”) deployment.

3.	Hydrogen Locomotive Retrofits – converting existing diesel locomotives to hydrogen-fueled systems.

Through our wholly owned subsidiary, SRE Power, Inc., we also developed a 2MW geothermal power plant in Biliran, Philippines. While that facility is currently offline due to disputes with counterparties and storm damage, it demonstrates our technical execution capability in building power plants under challenging conditions.

Corporate History

The Company was originally incorporated in Nevada in 1998 as Asia Properties, Inc. (“ASPZ”), focused initially on unrelated businesses. The company was re-domiciled in Wyoming in 2019. In August 2024, ASPZ completed a reverse merger with SRE Power, Inc., a renewable energy company with a history of geothermal project development and hydrogen combustion technologies. As part of the transaction, ASPZ was renamed HyOrc Corporation. Following the merger, former SRE shareholders became the controlling shareholders of HyOrc.

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This merger provided HyOrc with:

●	Operational experience in power plant construction.

●	A platform to commercialize hydrogen and methanol technologies.

●	A publicly traded vehicle to access capital markets.

Technology Platform

HyOrc’s core innovation is its External Combustion Technology (ECT) engine, which integrates with ORC turbines. Unlike conventional internal combustion engines or fuel cells, the ECT engine can run on multiple fuels while maintaining high efficiency and durability.

Key features include:

●	Fuel Flexibility: Operates on hydrogen, LPG, natural gas, biogas, or syngas.

●	Hydrogen Tolerance: Achieves >45% efficiency even with hydrogen purity as low as 97%, whereas PEM fuel cells typically require >99.9%.

●	Durability: Stable efficiency over long operating hours, compared with efficiency degradation in PEM fuel cells.

●	Cost Competitiveness: Comparable total cost of ownership to diesel engines, but with zero emissions when operating on hydrogen.

In addition to the ECT engine, HyOrc has developed intellectual property for waste-to-methanol production. This technology gasifies municipal solid waste and catalytically converts syngas into methanol. Methanol is an established global commodity chemical, increasingly adopted as a green fuel for shipping and aviation.

Principal Business Lines

1. Green Methanol Production

●	Market Context: The International Maritime Organization (IMO) has mandated carbon reduction in global shipping. Green methanol is emerging as a favored solution, with major shipping lines such as Maersk and CMA CGM announcing large methanol-powered fleet orders. Aviation regulators are also exploring methanol-based synthetic fuels.

●	HyOrc Projects: The Company is advancing development of methanol projects in Portugal and the United Kingdom, each based on proprietary waste-to-methanol technology. Discussions are underway with potential off-takers and partners.

●	Competitive Advantage: HyOrc’s process leverages waste as a feedstock, reducing reliance on costly green hydrogen inputs and addressing municipal waste management challenges.

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2. PAYG Hydrogen Power Systems

●	Market Context: Critical infrastructure such as ports, hospitals, and data centers require zero-emission, reliable backup or off-grid power. Existing fuel cell solutions face challenges in cost, durability, and hydrogen purity requirements.

●	HyOrc Solution: Modular PAYG hydrogen power units powered by our ECT engine. Customers purchase electricity on a pay-as-you-go model, minimizing upfront CAPEX.

●	Pilot Projects: HyOrc is preparing pilot deployments in California (e.g., Port of Long Beach) and the EU.

●	Competitive Advantage: Higher efficiency than fuel cells over time, lower total cost of ownership, and multi-fuel security.

3. Hydrogen Locomotive Retrofits

●	Market Context: Rail is a major contributor to transportation emissions. Europe alone has more than 15,000 diesel locomotives in need of decarbonization. India, with its massive rail network, is aggressively pursuing hydrogen pilots.

●	HyOrc Solution: Retrofit kits replacing diesel engines with hydrogen-fueled ECT turbines.

●	Progress to Date:

○	Advanced proposals submitted to Banaras Locomotive Works (BLW) of Indian Railways for retrofitting the first of 1,500 diesel locomotives.

○	Initiatives under discussion with EU partners for a fleet retrofit program.

●	Competitive Advantage: Retrofit approach allows reuse of rolling stock at lower cost than purchasing new locomotives.

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4. Geothermal Legacy Asset

●	Through SRE, HyOrc developed a 2MW geothermal power plant in Biliran, Philippines, completed in September 2023.

●	The plant has remained offline since October 2024 due to a legal dispute with our counterparty. SRE Power retains economic rights and is pursuing legal remedies.

●	Classified as Work-in-Progress on the balance sheet, with potential future recovery.

Intellectual Property

HyOrc’s IP portfolio includes:

●	Patents filed/granted in India covering hydrogen engines, waste-to-methanol processes, and locomotive retrofits.

●	Patent Cooperation Treaty (PCT) extensions into the United States and European Union, currently under review.

●	Trade secrets relating to catalytic conversion and system integration.

Competition

Our competitors fall into several categories:

●	Fuel Cells (PEMFC, SOFC): Compete in hydrogen applications, but face challenges with purity requirements, high CAPEX, and limited lifespan.

●	Battery-Electric Solutions: Effective in light vehicles and short-range applications but impractical for heavy trucks, locomotives, or long-haul shipping.

●	Conventional ICEs: Diesel and natural gas engines remain entrenched but are rapidly facing regulatory phase out in multiple jurisdictions as they cannot economically run with very low or zero greenhouse emissions required to achieve net zero needed to stabilise and reverse climate change. HyOrc differentiates through efficiency, durability, fuel flexibility, and lower lifecycle cost.

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Regulatory Environment

HyOrc operates in industries subject to evolving regulations:

●	Shipping: IMO 2023 regulations require significant CO2 reductions.

●	Aviation: ICAO CORSIA program driving demand for sustainable aviation fuels.

●	Power Generation: Renewable portfolio standards and carbon pricing schemes in the EU and U.S. create tailwinds for hydrogen and methanol.

●	Rail: India and EU have launched hydrogen locomotive initiatives.

Growth Strategy

HyOrc intends to:

●	Secure long-term offtake agreements for green methanol.

●	Deploy PAYG hydrogen pilots in ports and critical infrastructure.

●	Close locomotive retrofit agreements in India and the EU.

●	Raise capital via OTCQB uplist and eventual Nasdaq listing to fund commercialization.

●	Expand patent portfolio globally.

ITEM 1A. RISK FACTORS

An investment in our common stock involves significant risks. Investors should carefully consider the risks described below, together with the other information included in this Form 10, before making an investment decision. Any of the following risks could materially and adversely affect our business, financial condition, results of operations, and prospects.

Going Concern and Liquidity Risks

We have incurred recurring operating losses since inception, including a net loss of $1.63 million in 2024. As of December 31, 2024, we had an accumulated deficit of $8.2 million. Our auditors have included a going concern emphasis in their report. Unless we can secure additional financing in the near term, we may be unable to continue our operations as planned. There is no assurance that such financing will be available on acceptable terms or at all.

Dependence on Access to Capital

Our business strategy requires significant capital expenditures for R&D, manufacturing, and commercialization of our hydrogen engines and methanol projects. We estimate that we will need to raise at least $20 million over the next 24 months to achieve our objectives. If we cannot raise sufficient capital, we may have to delay or reduce the scope of our projects, which would adversely affect our growth prospects.

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Dilution of Shareholders

We expect to finance future operations primarily through the issuance of equity or equity-linked securities. Any such issuances will dilute existing shareholders. Because we are currently an OTCID company with limited trading volume, new financings may be highly dilutive.

Early Stage of Commercialization

Our hydrogen engine technology and waste-to-methanol processes are in the pilot or development stage. Commercial adoption depends on successful scale-up, demonstration projects, and customer acceptance. If we are unable to prove reliability and cost-effectiveness at commercial scale, our business could fail to gain traction.

Technology and Development Risks

While we believe our technology offers advantages over fuel cells and batteries, it remains unproven at scale in commercial operations. Unexpected technical challenges could delay or prevent commercialization. Competing technologies may also advance more rapidly than anticipated, reducing our competitive advantage.

Reliance on Third-Party Manufacturing and Partners

We currently do not operate large-scale manufacturing facilities. Our business plan contemplates reliance on third-party manufacturers, such as Toyo Denki, Leroy Somer, Siemens, Kirloskar, RJ Italia, John Crane, Crompton, and Schneider for production of engines and components. If these manufacturers cannot deliver to our specifications or within agreed timelines, our operations will be adversely affected.

Counterparty Risks – Biliran Project

Through SRE Power, we constructed a 2MW geothermal plant in Biliran, Philippines. The plant is currently offline due to legal dispute for which we are pursuing legal remedies, but the outcome is uncertain. Our inability to recover value from this project could negatively impact our financial condition.

Customer Concentration and Project Risks

Our near-term opportunities involve large projects, such as locomotive retrofits with Indian Railways and methanol plants in Europe. If we fail to secure or execute these projects, our revenue generation could be delayed for years. In addition, delays, cost overruns, or cancellations could materially harm our financial position.

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Market Adoption Risks

The success of our products depends on adoption by customers who have historically relied on diesel, natural gas, or grid power. Customers may be reluctant to adopt new technologies due to perceived risk, cost, or lack of familiarity. If adoption is slower than anticipated, our revenue and growth will be adversely affected.

Competitive Risks

We compete against established technologies including: (i) PEM fuel cells, supported by significant investment; (ii) battery-electric systems; and (iii) conventional diesel and gas engines. Many of our competitors have greater financial, technical, and manufacturing resources than we do. If these competitors succeed in improving efficiency or lowering costs, our products may not achieve significant market share.

Regulatory and Policy Risks

Our operations are subject to complex and evolving regulations across multiple jurisdictions. For example, methanol projects depend on renewable fuel standards in the EU, while hydrogen deployment depends on government incentives and mandates in India and Europe. Changes in political priorities or reductions in incentives could materially impact demand for our products.

Intellectual Property Risks

Our competitive advantage depends on our patents and proprietary technology. While we have secured patents in India and filed PCT extensions in the U.S. and EU, there is no assurance that additional patents will be granted or that existing patents will not be challenged. Competitors may develop similar technology that circumvents our IP. Enforcement of IP rights is costly and uncertain, particularly in emerging markets.

Supply Chain Risks

Our technology depends on the availability of high-grade materials, catalysts, and components. Disruptions in global supply chains—such as shortages of metals, electronics, or catalysts—could increase costs or delay projects.

Geopolitical Risks

Our projects span multiple jurisdictions including the Philippines, India, the EU, and the United States. Political instability, changes in trade policies, or currency fluctuations in these regions could negatively affect operations.

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Management and Key Personnel Risks

We are highly dependent on a small group of executives and technical leaders. The loss of any key personnel, particularly our CEO or CTO, could harm our ability to execute our strategy. We currently have limited bench strength and may struggle to recruit qualified personnel.

Risks of Operating as a Public Company

As a public company, we are subject to SEC reporting requirements and associated costs. We are in the process of uplisting from OTCID to OTCQB and eventually Nasdaq. Failure to successfully uplist could limit liquidity, reduce investor interest, and impair our ability to raise capital.

Share Price Volatility

Our common stock has experienced, and may continue to experience, extreme price volatility and low trading volume. The market price of our stock may be influenced by announcements regarding project milestones, financing events, or litigation. Such volatility may discourage institutional investors from participating.

Litigation and Legal Risks

We are engaged in disputes concerning the Biliran project. Litigation is costly, time-consuming, and uncertain. Adverse rulings could materially affect our financial position.

Cybersecurity and IT Risks

Our operations and intellectual property are dependent on digital systems. A cyberattack or data breach could result in the theft of proprietary technology or disruption of our operations.

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ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our audited financial statements for the years ended December 31, 2023, and 2024, and the related notes thereto, which are included elsewhere in this Form 10. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements due to factors set forth in “Risk Factors” and elsewhere in this Form 10.

Overview

HyOrc Corporation is in the development and early commercialization phase of its clean-energy technology business. Our 2024 financial results reflect the first year of revenue recognition, primarily from technical services provided through our subsidiary SRE Power. The Company also incurred significant expenses related to research and development, legal proceedings, and the reverse merger transaction with SRE.

Expansion of our business is capital intensive, and we expect to continue to incur operating losses in the near term as we build infrastructure, develop pilot projects, and pursue commercialization of our hydrogen engines, waste-to-methanol technology, and locomotive retrofit systems.

Results of Operations

Fiscal Year Ended December 31, 2024, Compared to Fiscal Year Ended December 31, 2023

●	Revenues:

In 2024, we generated revenues of approximately $617,000, primarily from technical service contracts related to SRE Power’s geothermal power station project. In contrast, we recorded no revenues in 2023. The initiation of revenues reflects early commercialization of SRE’s engineering expertise, though not yet related to hydrogen or methanol products.

●	Operating Expenses:

Operating expenses increased significantly to approximately $2.2 million in 2024 from $63,000 in 2023. The increase reflects higher R&D and equipment expenditures, legal and professional fees associated with litigation and the merger and expanded corporate governance costs.

●	Net Loss:

Net loss for 2024 was approximately $1.63 million, compared to a net loss of $63,000 in 2023. The increase reflects the scaling of operations, investment in technology, and legal/professional expenses.

●	Balance Sheet Highlights:

Total assets increased to approximately $22.2 million at December 31, 2024, compared to $6.5 million at December 31, 2023. The increase is primarily attributable to recognition of intangible assets and goodwill from the reverse merger, as well as classification of the Biliran plant contract asset as a non-current asset. Liabilities remained modest, reflecting limited use of debt financing.

Liquidity and Capital Resources

As of December 31, 2024, we had limited cash resources and remain dependent on external financing to fund operations. Subsequent to year-end, we raised approximately $110,000 through the issuance of common stock to investors. These proceeds provide near-term working capital but are not sufficient for commercialization.

We estimate that we will require at least $20 million in additional capital over the next 24 months to:

●	Develop and construct our first commercial waste-to-methanol facilities in Portugal and the UK.

●	Deploy pilot PAYG hydrogen units in California and Europe.

●	Advance locomotive retrofit programs with Indian Railways and EU partners.

Sources of capital may include equity issuances, convertible debt, strategic joint ventures, engineering services and project financing. If we are unable to secure financing, we may delay or scale back projects.

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Cash Flows

●	Operating Activities: Net cash used in operating activities was approximately $550,000 in 2024, compared to minimal usage in 2023. The increase reflects higher expenditures related to R&D, litigation, and professional services.

●	Investing Activities: Minimal, other than expenditures related to technology development and project preparation.

●	Financing Activities: Provided cash inflows through equity issuances, including share sales to Richard Oblath and Carl Mueller in early 2025.

Critical Accounting Policies and Estimates

Our consolidated financial statements are prepared in accordance with U.S. GAAP. Preparation requires management to make estimates and assumptions that affect reported amounts of assets, liabilities, revenues, and expenses. Key policies include:

1.	Revenue Recognition (ASC 606) – We recognize revenue when performance obligations are satisfied, which in 2024 primarily related to technical service contracts.

2.	Business Combinations (ASC 805) – The reverse merger with SRE required purchase price allocation and recognition of goodwill and intangible assets.

3.	Impairment of Long-Lived Assets (ASC 360) – We evaluate plant, equipment, and intangible assets for impairment if events indicate carrying amounts may not be recoverable. The Biliran project is classified as Work-in-Progress but not impaired at this time.

4.	Going Concern (ASC 205-40) – Given recurring losses and limited capital, management has evaluated going concern considerations and disclosed the need for additional financing.

Going Concern Considerations

Our financial statements include an emphasis of matter regarding doubts about our ability to continue as a going concern. While management believes we can raise sufficient funds and secure contracts to support operations, there is no assurance of success.

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Outlook

Looking ahead, we are focused on:

●	Advancing green methanol projects in Portugal and the UK toward FEED studies and offtake agreements.

●	Deploying PAYG hydrogen power pilots in California and Europe.

●	Securing agreements with Banaras Locomotive Works in India for locomotive retrofits.

●	Defending our position in the Biliran dispute to protect shareholder value.

●	Uplisting to OTCQB and pursuing Nasdaq listing to access broader capital markets.

Management believes these initiatives, if successfully executed, will position the Company for significant revenue generation beginning in 2026.

ITEM 3. PROPERTIES

Our principal properties are as follows:

1.	Biliran Geothermal Power Plant, Philippines

○	A 2MW geothermal power facility constructed by our subsidiary, SRE Power, completed in September 2023.

○	Classified as Work-in-Progress as of December 31, 2024, due to grid instability, technical damage, and storm impacts.

○	Beneficial ownership remains with SRE, though formal transfer to Biliran Geothermal Inc. has not yet occurred due to disputes.

○	The plant is insured, but claims remain unresolved.

2.	Corporate Headquarters – Houston, Texas

○	Our corporate office is located at 3050 Post Oak Boulevard, Suite 510-Q60, Houston, Texas.

○	The office is leased on a short-term basis.

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3.	R&D and Engineering Facilities – India

○	Through SRE Power and technology partner Vaigunth Enertek, we operate engineering and prototyping facilities in India, focused on hydrogen engine development and ORC systems.

4.	Planned Methanol Project Sites – Portugal and UK

○	The Company has secured preliminary agreements for land access and partnerships to advance FEED studies for methanol plants in Europe.

We believe these facilities are sufficient for our current stage of operations, though additional facilities will be required as we scale commercialization.

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of December 31, 2024, the Company had 728,193,618 shares of common stock issued and outstanding. The following table sets forth certain information regarding ownership of our common stock by beneficial owners of more than 5%, each director and executive officer, and all directors and officers as a group.

Name	Position	Shares Beneficially Owned	Percentage Ownership
K. Reginald Fubara	CEO & Director	387,577,715	53.25%
Alfonso Sotres	SRE Power Director	183,661,663	25.22%
Lydur Skulason	SRE Power Director	18,366,166	2.52%
James McNaught-Davis	Chairman	—	<1%
Manoharan Sundaralingam	CTO & Director	32,768,712	4.5%
Shinichi Hirano	Director	—	<1%
All officers & directors as a group (6 persons)	—	~85.47%

Beneficial ownership is determined in accordance with SEC rules and includes direct and indirect voting and investment power.

ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS

Board of Directors

●	James McNaught-Davis – Chairman of the Board of Directors. Experienced investment professional and business strategist. James is a seasoned private equity professional and venture capitalist with over 40 years in financial markets. He has held senior roles at Partner level at Advent, Warburg Pincus, Deep Energy Capital and WHEB Partners and has led numerous investments in energy and technology companies. He holds an MBA from The Wharton School (University of Pennsylvania) and an MA from Cambridge University.

●	K. Reginald Fubara – Chief Executive Officer and Director. Reginald drives hydrogen engine innovation for heavy transport, with 25+ years in strategy, clean-tech, and geothermal power. A tech entrepreneur with expertise in software and power plant construction, he has forged key partnerships to position HyOrc as a leader in hydrogen-powered locomotives.

●	Manoharan Sundaralingam – Chief Technology Officer and Director. Manoharan, Head of R&D, is a visionary in renewable energy innovation. He has led breakthrough advancements in green fuel alternatives and played a key role in jet engine technology development in India, driving the transition toward sustainable energy solutions.

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●	Richard Oblath – Director. Richard Oblath is a global advisor specializing in energy transition, strategy, and corporate transformation. He is non-Exec Chairman of H2 Transition Capital, is a Non-Executive Director at Firmus Energy, and has led over 50 M&A transactions worth up to $10 billion across 15 multiple regions. With leadership roles at Shell and Goodyear, he has extensive experience in managing businesses, JVs, and technology groups. He is a Fellow, Trustee and Executive Board member of the Institute of Materials, Minerals and Mining, a Fellow of the Energy Institute, and also supports education through Nottingham University scholarships plus previously chaired the London Chamber Orchestra Trust.

●	Andrea Magalini – Director. Andrea Magalini is a global leader in power generation and energy efficiency, with 12+ years at United Technologies and Mitsubishi Heavy Industries driving strategy and business development. As General Manager at Turboden, he pioneered industrial heat pumps and expanded ORC technology worldwide. A former McKinsey consultant and academic researcher, Andrea specializes in innovation, international business growth, and sustainable energy solutions, leading with a people-centered, impact-driven approach.

●	Shinichi Hirano – Non-Executive Director. Shinichi Hirano is a 30-year veteran in hydrogen propulsion, with leadership roles at Ford, Mazda, and Hyzon Motors. He led the Ford-Daimler fuel cell alliance and USDRIVE/USCAR teams, collaborating with the U.S. Department of Energy on hydrogen technology advancements.

Executive Officers

●	K. Reginald Fubara – Chief Executive Officer.

●	Manoharan Sundaralingam – Chief Technology Officer.

●	Andrea Magalini – Director for Business Development.

Each director serves until the next annual meeting of shareholders and until his successor is duly elected and qualified.

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ITEM 6. EXECUTIVE COMPENSATION

The following table sets forth compensation paid to our executive officers for the fiscal years ended December 31, 2023, and 2024.

Summary Compensation Table

Name & Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
K. Reginald Fubara, CEO	2024	—	—	25,000	—	—	25,000
James McNaught-Davis, Chairman	2024	—	—	25,000	—	—	25,000
Manoharan Sundaralingam, CTO	2024	—	—	25,000	—	—	25,000
Shinichi Hirano, Non-Exec Director	2024	—	—	25,000	—	—	25,000

Director Compensation

All current directors receive compensation of $5,000 per month, payable in restricted shares of common stock.

Indemnification

Under our Articles of Incorporation and Bylaws, we may indemnify directors and officers against expenses and liabilities incurred in connection with service to the fullest extent permitted under Wyoming law. The Company also maintains directors’ and officers’ liability insurance.

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

During 2024, the Company engaged in the following related-party transactions:

●	Reverse Merger: In August 2024, the Company completed a reverse merger with SRE Power, Inc. HyOrc issued approximately 655 million shares to the former shareholders of SRE, resulting in a change of control. The largest shareholder following the merger is K. Reginald Fubara, our CEO.

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●	Share Placements: In early 2025, the Company issued 11 million shares of common stock at $0.01 per share, raising $110,000. Investors included Richard Oblath, a current director ($100,000), and Carl Mueller, an external investor ($10,000).

All transactions were reviewed and approved by the Board of Directors. We believe the terms were fair and reasonable to the Company.

Director Independence:

We follow the independence standards of OTC Markets. Several of our directors, including James McNaught-Davis and Richard Oblath, qualify as independent. However, as a development-stage company, we do not yet maintain formal audit or compensation committees.

ITEM 8. LEGAL PROCEEDINGS

The Company and its subsidiary SRE Power, Inc. are engaged in legal disputes concerning the Biliran geothermal power project in the Philippines.

●	Background: The 2MW plant, constructed by SRE in 2023, has remained offline since October 2024 due to grid instability, equipment damage, and Typhoon Kristine-Trami. Project counterparties, Biliran Geothermal Inc. (“BGI”) and Nickel Asia Corporation (“NAC”), have failed to secure permits, activate insurance claims, or cooperate in governance.

●	Claims: SRE alleges civil fraud, breach of fiduciary duty, misrepresentation, and bad faith conduct by BGI and NAC. SRE has filed complaints with the Philippines SEC and is preparing U.S. litigation seeking damages in excess of $25 million.

●	Status: The Company continues to explore recovery or settlement options, including a potential sale of the plant. No outcome can be assured at this time.

Other than the above, we are not a party to any material pending legal proceedings, nor are our properties subject to such proceedings.

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ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is quoted on the OTCID under the ticker symbol HYOR.

●	Share Price: As of September 2025, our stock trades at approximately $0.031 per share.

●	Outstanding Shares: Approximately 737 million shares are issued and outstanding.

●	Market Capitalization: At current prices, this implies a market capitalization of approximately $22 million.

●	Dividend Policy: We have never paid dividends and do not expect to do so in the foreseeable future. We intend to reinvest earnings, if any, into business growth.

Shareholders:

As of December 31, 2024, we had approximately 106 shareholders of record. The actual number of beneficial holders is greater due to shares held in street name through brokerage accounts.

Transfer Agent:

Our transfer agent is Transfer Online, Inc., located in Portland, Oregon.

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES

We have issued the following unregistered securities during the past two fiscal years, exempt from registration under Section 4(a)(2) of the Securities Act of 1933 and Rule 506 of Regulation D:

●	March 1, 2025: The Company approved and issued an aggregate of 8,871,338 shares of common stock for stock purchases and services rendered, allocated as follows:

○	Klabella Solutions (Guy Russell): 200,000 shares

○	Gerald Anozia: 25,000 shares

○	Neelan Samaratunga: 38,462 shares

○	Nancy White: 226,924 shares

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○	James McNaught-Davis (Director): 595,238 shares

○	Shinichi Hirano (Director): 595,238 shares

○	Manoharan Sundaralingam (Director): 595,238 shares

○	K. Reginald Fubara (CEO): 595,238 shares

○	Carl Mueller (Investor): 1,000,000 shares

○	Richard Oblath (Director): 5,000,000 shares

●	Q1 2025: 11 million shares sold at $0.01 per share for $110,000 in aggregate proceeds.

○	Richard Oblath (Director): 10 million shares ($100,000).

○	Carl Mueller (Investor): 1 million shares ($10,000).

●	August 2025: The Company entered into an agreement with Andrea Magalini (Director) for the sale of 1,500,000 shares at $0.02 per share for proceeds of $30,000. Proceeds were received in August 2025, and the issuance of the shares is scheduled to be completed by the end of the third quarter of 2025.

●	August 2024: 655 million shares issued to the shareholders of SRE Power in connection with the reverse merger.

No underwriters were involved in these transactions, and no commissions were paid.

ITEM 11. DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED

The Company’s authorized capital stock consists of 2,000,000,000 shares of common stock, par value $0.001 per share.

●	Common Stock:

○	As of December 31, 2024, there were 728,193,618 shares issued and outstanding.

○	Each share is entitled to one vote on all matters submitted to shareholders.

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○	Holders have no pre-emptive rights, conversion rights, or redemption rights.

○	Subject to Wyoming law, dividends may be declared by the Board but are not expected in the foreseeable future.

●	Preferred Stock:

○	We are not currently authorized to issue preferred stock.

●	Transfer Agent:

○	Transfer Online, Inc. serves as the Company’s transfer agent.

ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Articles of Incorporation and Bylaws provide for indemnification of directors and officers to the fullest extent permitted under Wyoming law. This includes indemnification against expenses, judgments, fines, and amounts paid in settlement incurred in legal proceedings arising from service to the Company, provided the individual acted in good faith and in the best interests of the Company.

The Company also maintains directors’ and officers’ (D&O) liability insurance to protect against certain claims.

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

The audited consolidated financial statements of HyOrc Corporation and subsidiaries as of and for the years ended December 31, 2023, and 2024, together with the report of independent registered public accounting firm Suri & Co., are incorporated herein fully.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

There have been no changes in or disagreements with accountants on accounting or financial disclosure matters during the fiscal years ended December 31, 2023, or December 31, 2024.

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS

(a) Financial Statements
Audited consolidated financial statements for the years ended December 31, 2023, and 2024, and related notes thereto, are provided here.

(b) Exhibits

The following exhibits are filed as part of this registration statement:

●	1.1* – Articles of Incorporation (as amended)

●	1.2* – Bylaws

●	2.1* – Patent Assignment Agreement

●	2.2* – Reverse Merger Agreement with SRE Power, Inc.

●	3.1* – Board Resolution authorizing Form-10 filing

●	4.1* – Valuations

●	5.1 – Cap Table

* Previous Filed

19

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

HyOrc Corporation

Date:	October 08th, 2025
By:	/s/ K. Reginald Fubara
K. Reginald Fubara, Chief Executive Officer

20

HYORC CORPORATION

CONSOLIDATED FINANCIAL STATEMENTS AND INDEPENDENT AUDITORS’ REPORT

DECEMBER 31, 2024, AND 2023

F-1

HYORC CORPORATION INDEX

DECEMBER 31, 2024, AND 2023

F-2

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors of HyOrc Corporation (f/k/a Asia Properties Inc)

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of HyOrc Corporation and the subsidiary (the “Company”) as of December 31, 2024 and 2023, the related consolidated statements of operations and comprehensive loss, consolidated statements of stockholders’ equity (deficit) and consolidated statements of cash flows for each of the two years in the period ended December 31, 2024, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024, and 2023, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2024, in conformity with Generally Accepted Accounting Principles of United States of America.

Matters related to Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements if it is unable to obtain sufficient amount of additional capital, it may be required to reduce the scope of its planned development. The company has suffered losses from operations and has an accumulated deficit that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2 to the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Explanatory Paragraph - Other Non-Current Assets and Related Impairment

We draw attention to Note 1 and Note 2 of the consolidated financial statements regarding recognition of Other Non Current Assets towards the lien by the company over the Geothermal facility establishing the right over those assets and the subsequent impairment on account of the facility being non operational due to persistent grid instability and the physical damage caused by the typhoon and dispute with BGI and realisability of the claim from the insurance company and the consequential management estimate towards recognition of impairment of

$300,000.

Our opinion is not modified with respect to this matter.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The company is not required to have, nor we have engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Suri & Co., Chartered Accountants

We have served as the Company’s auditors since 2025.

Place: Trivandrum, India

Date: July 31, 2025

F-3

HYORC CORPORATION. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

	December 31,
	2024	2023
ASSETS
Current assets:
Cash and cash equivalents	$176,016	$521,873
Total current assets	176,016	521,873
Property, plant and equipment, net	-	-
Goodwill	15,755,344	-
Other intangible assets, net	3,604,558	-
Other non current assets	2,700,000	3,000,000
Total assets	$22,235,918	$3,521,873
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued liabilities	$160,168	$105,951
Total liabilities	160,168	105,951
Commitments and contingencies (Refer to Note 6)
Stockholders’ equity (deficit):
Common stock, 2,000,000,000 shares authorized, $0.001 par value, 728,193,618 and 655,374,256 shares issued and outstanding as of December 31, 2024 and 2023, respectively	728,194	655,374
Additional paid-in capital	29,563,797	9,344,626
Accumulated deficit	(8,216,241)	(6,584,078)
Total stockholders’ equity (deficit)	22,075,750	3,415,922
Total liabilities and stockholders’ equity (deficit)	$22,235,918	$3,521,873

The accompanying notes are an integral part of these financial statements.

F-4

HYORC CORPORATION. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	Year Ended December 31,
	2024	2023
Net revenues	$617,115	$-

Operating expenses:
General and administrative	1,017,191	63,214
Impairment loss	1,232,088	-
Total operating expenses	2,249,279	63,214

Loss from operations	(1,632,163)	(63,214)

Provision for income taxes	-	-
Net loss	(1,632,163)	(63,214)

Weighted average common shares outstanding - basic and diluted	685,715,657	655,374,256
Net loss per common share - basic and diluted	$(0.00)	$(0.00)

The accompanying notes are an integral part of these financial statements.

F-5

HYORC CORPORATION. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

	Common Stock		Additional Paid-in	Accumulated	Total Stockholders’ Equity
	Shares	Amount	Capital	Deficit	(Deficit)
Balances at December 31, 2022	1,000,000	$10,000	$9,990,000	$(6,520,864)	$3,479,136
Conversion of shares due to reverse acquisition	654,374,256	645,374	(645,374)	-	-
Balances at December 31, 2022 effect of reverse acquisition (refer to Note 3)	655,374,256	655,374	9,344,626	(6,520,864)	3,479,136
Net loss	-	-	-	(63,214)	(63,214)
Balances at December 31, 2023	655,374,256	655,374	9,344,626	(6,584,078)	3,415,922
Shares issued for purchase of assets	32,768,712	32,769	3,571,790	-	3,604,558
Consideration effectively transferred on reverse acquisition (refer to Note 3)	40,050,650	40,051	16,647,382	-	16,687,432
Net loss	-	-	-	(1,632,163)	(1,632,163)
Balances at December 31, 2024	728,193,618	$728,194	$29,563,797	$(8,216,241)	$22,075,750

The accompanying notes are an integral part of these financial statements.

F-6

HYORC CORPORATION. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2024	2023
Cash flows from operating activities:
Net loss	$(1,632,163)	(63,214)
Adjustments to reconcile net loss to net cash used in operating activities:
Impairment loss	1,232,088	$-
Changes in operating assets and liabilities:
Accounts payable and accrued liabilities	54,218	105,951
Net cash provided by/(used in) operating activities	(345,857)	42,737
Cash flows from financing activities:
Proceeds from issuance of common stock	-	-
Net cash provided by/(used in) financing activities	-	-
Net change in cash and cash equivalents	(345,857)	42,737
Cash and cash equivalents at beginning of year	521,873	479,136
Cash and cash equivalents at end of year	$176,016	$521,873
Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$-
Cash paid for interest	$-	$-
Supplemental non-cash investing and financing activities:
Net assets acquired in reverse acquisition	$932,088	$-
Common shares issued as consideration effectively transferred	$16,687,432	$-
Common shares issued for purchase of assets	$3,604,558	$-

The accompanying notes are an integral part of these financial statements.

F-7

HYORC CORPORATION. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Company was initially organized in the name of Asia Properties, Inc. on April 6, 1998, as a Wyoming Corporation, seeking opportunities to invest in real estate. On April 3, 2019. the Company moved its jurisdiction from the State of Nevada to the State of Wyoming. The Company’s common stock is trading in the OTC Market under the symbol “ASPZ”.

From 2022, the Company has been exploring different potential gold mining opportunities and is focused on gold mines with NI 43-101 or JORC geological reports with indicated or measured reserves.

On June 27, 2024, the Company acquired a Texas hydrogen technology company, SRE Power, Inc (“SRE”) for 655,374,256 newly issued ASPZ common stock. SRE is now 100% owned by ASPZ. ASPZ is now conducting the business of developing the HyOrc hydrogen engine technology and the other technologies owned by SRE. ASPZ filed for a name change with Wyoming in September 2024 and is currently doing business as HyOrc Corporation. (“HyOrc” / “we”/ “our”/ “us”) (Refer to Principles of Consolidation below).

Basis of Presentation

The Company’s fiscal year ends on December 31.

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S.GAAP”) in all material respects and have been consistently applied in preparing the accompanying financial statements.

Reverse Acquisition and Principles of Consolidation

As described above, on June 27, 2024 (the “Acquisition Date”), the Company entered into a reorganization and stock purchase agreement (“agreement”) with SRE and the 100% shareholders of SRE whereby the SRE shareholders desired to sell and the Company agreed to purchase SRE shares thereby making SRE, a wholly owned subsidiary of the Company. The Company issued 655,374,256 shares as the purchase consideration to the SRE shareholders. Following the closing of the agreement, SRE shareholders collectively owned around 90% of the issued and outstanding shares of the Company on a fully diluted basis.

Further, at the closing, the then Board member of the Company. Debra Childers had tendered her resignation as the director and the officer of the Company and the then Board considered and deemed it advisable to the best interest of the Company to fill the vacancy in the Board by appointing Reginald Fubara, Shinichi Hirano and James McNaught-Davis as the members of the Company’s Board of Directors effective as of the closing.

We determine SRE an accounting acquirer based on the following facts: (i) after the reverse acquisition, former shareholders of SRE held a majority of the voting interest of the combined company; (ii) former Board of Directors of SRE possess majority control of the Board of Directors of the combined company; (iii) Reginald, being the member of the management of SRE is responsible for the management of the combined company. As such, we have treated the financial statements of SRE as the historical financial statements of the combined company (“consolidated financial statements” / “financial statements”).

We have identified the Company as the legal acquirer, as it is the entity that issued securities. Comparatively, we have identified SRE as the legal acquiree, the entity whose equity interests are acquired in line with ASC 805-40 – Reverse Acquisitions. (Refer to Note 3).

Consequent to the reverse acquisition, the financial statements of the newly combined entity represent a continuation of the financial statements of the accounting acquirer/legal acquiree. As a result, the assets and liabilities of the accounting acquirer are presented at their historical carrying values in the consolidated financial statements of the newly combined entity and the assets and liabilities of the accounting acquiree/legal acquirer are recognized on the acquisition date and measured by using the acquisition method. The results of the accounting acquiree’s/legal acquirer’s results of operations are included in the combined company’s financial statements beginning on the acquisition date.

F-8

The accompanying financial statements prepared following the reverse acquisition are issued under the name of the accounting acquiree, HyOrc but described as a continuation of the financial statements of the accounting acquirer, SRE, with one adjustment, which is to retroactively adjust the accounting acquirer’s legal capital to reflect the legal capital of the accounting acquiree.

That adjustment is required to reflect the capital of the accounting acquiree. Comparative information presented in these consolidated financial statements also is retroactively adjusted to reflect the legal capital of the accounting acquiree.

The accompanying financial statements represent all of the following:

a. The assets and liabilities of SRE recognized and measured at their pre-combination carrying amounts.

b. The assets and liabilities of HyOrc recognized and measured in accordance with the guidance in ASC 805 applicable to business combinations.

c. The retained earnings and other equity balances of the SRE before the business combination.

d. The amount recognized as issued equity interests in the financial statements determined by adding the issued equity interest of SRE outstanding immediately before the business combination to the fair value HyOrc determined in accordance with the guidance in ASC 805 applicable to business combinations. However, the equity structure (that is, the number and type of equity interests issued) reflects the equity structure of HyOrc, including the equity interests which HyOrc issued to the SRE shareholders to effect the combination. Accordingly, the equity structure of SRE is restated using the exchange ratio established in the Agreement to reflect the number of shares of HyOrc issued in the reverse acquisition.

For periods before the reverse acquisition, the stockholders’ equity of the combined entity is presented on the basis of the historical equity of SRE before the acquisition, retroactively recast to reflect the number of shares received in the acquisition.

Use of Estimates

The preparation of the Company’s financial statements in conformity with U.S.GAAP requires the Company to make estimates and assumptions that affect the reported amounts of certain assets and liabilities; the reported amounts of revenues and expenses for the periods covered and certain amounts disclosed in the notes to the financial statements. These estimates are based on information available through the date of the issuance of the financial statements and actual results could differ from those estimates. Areas requiring significant estimates and assumptions by the Company include, but are not limited to:

●	provisions for income taxes and related valuation allowances and tax uncertainties

●	business combinations and purchase price allocations

●	recoverability of long-lived assets and contract assets and their related estimated lives

●	evaluation of goodwill for impairment

●	accruals for estimated liabilities

●	net-realizable value of inventory and credit loss on accounts receivable and contract assets.

F-9

Comprehensive Loss

Comprehensive loss includes net loss as well as other changes in stockholders’ equity that result from transactions and economic events other than those with stockholders. There was no difference between net loss and comprehensive loss presented in the financial statements for the year ended December 31, 2024 and 2023.

Segment Reporting

The Company’s chief operating decision-maker is its Chief Executive Officer, who, together with the Board of Directors, is accountable for overall strategy, resource allocation, and operational oversight. The CODM evaluates financial performance and makes key decisions based on consolidated financial information. There are no individual segment managers who are held accountable for discrete business activities, and the Company does not manage operations or allocate resources based on distinct business lines or geographic components. Accordingly, the Company operates as a single reportable and operating segment for the purposes of financial reporting under ASC 280 - Segment Reporting.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand, certificates of deposits and money market funds that are readily convertible into cash, all with original maturity dates of three months or less.

Concentration of Credit Risks

Financial instruments that potentially subject the Company to credit risk consist principally of cash and cash equivalents and receivables. The Company places its cash and cash equivalents with financial institutions.

Customer Concentration Risk

For the year ended December 31, 2024, the entire sales pertained to only one customer. The Company’s reliance on this major customer presents a concentration risk. Loss of this customer or a significant reduction in their order could have a material adverse effect on the Company’s financial performance. The Company continues to focus on efforts to diversify its customer base to mitigate such risks. There was no revenue for the year ended December 31, 2023.

Related Parties

Parties are considered to be related to the Company if the parties, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal with if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. The Company follows ASC 850, Related Party Disclosures, for the identification of related parties and disclosure of related party transactions. All transactions are recorded at arm’s length prices, reflecting the fair value of the goods or services exchanged.

Income Taxes

The Company uses the liability method of accounting for income taxes as set forth in ASC 740, Income Taxes. Under the liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse. A valuation allowance is recorded when it is unlikely that the deferred tax assets will not be realized. The Company assesses its income tax positions and record tax benefits for all years subject to examination based upon our evaluation of the facts, circumstances and information available at the reporting date. In accordance with ASC 740-10, for those tax positions where there is a greater than 50% likelihood that a tax benefit will be sustained, our policy will be to record the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. For those income tax positions where there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit will be recognized in the financial statements.

F-10

Fair Value of Financial Instruments

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the measurement date. A hierarchy has been established for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability and are developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions of what market participants would use in pricing the asset or liability based on the best information available in the circumstances. The financial and nonfinancial assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurement. The hierarchy is presented down into three levels based on the reliability of the inputs.

Level 1	Quoted prices are available in active markets for identical assets or liabilities.

Level 2	Observable inputs other than quoted prices in active markets for identical assets and liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3	Unobservable pricing inputs that are generally less observable from objective sources, such as discounted cash flow models or valuations.

The carrying amounts of cash, accounts receivable, accounts payable and accrued liabilities approximate their fair value because of the short-term nature of these instruments.

Accounts Receivable, Net

Accounts receivable are recorded at the invoiced amount and do not bear interest. Accounts receivable are the dues from customers and are shown net of applicable reserves for doubtful accounts as shown on the face of the balance sheet. There were no accounts that had been placed on non-accrual status. The allowance for doubtful accounts has been estimated by management based on historical experience, current market trends and, for larger customer accounts, their assessment of the ability of the customers to pay outstanding balances. Past due balances and other higher risk amounts are reviewed individually for collectability. Changes in circumstances relating to the collectability of accounts receivable may result in the need to increase or decrease the allowance for doubtful accounts in the future.

The allowance for bad debt recognized was $512,815 and $0 within general and administrative expenses for the year ended December 31, 2024 and 2023, respectively.

Property, Plant and Equipment, Net

Property, plant and equipment, net (“PP&E”) is stated at cost less accumulated depreciation and amortization and any accumulated impairment losses. Depreciation and amortization are computed using the straight-line method over the assets’ estimated useful lives.

F-11

PP&E consists of unproved properties and, thus, the costs associated with such properties are not subject to depletion. The Company historically has acquired unproved properties by purchasing individual or small groups of leases directly from mineral owners which leases historically have not been subject to specified drilling projects. Capitalized costs associated with unproved properties, which includes leases that have expired or have been deemed uneconomic, are fully impaired.

Major renewals and improvements are capitalized. Replacements, maintenance, and repairs, which do not significantly improve or extend the useful life of the assets, are expensed when incurred.

Upon the sale or retirement of assets, costs and the related accumulated depreciation and amortization are removed from the accounts and any gain or loss is included in the results of operations.

The Company evaluates its long-lived assets or asset groups for indicators of possible impairment by determining whether there were any triggering events that could impact the Company’s assets. If events or changes in circumstances indicate the carrying amount of an asset or asset group may not be recoverable the Company performs a comparison of the carrying amount to future net undiscounted cash flows expected to be generated by such asset or asset group. Should an impairment exist, the impairment loss is measured based on the excess carrying value of the asset over the asset’s fair value generally determined by estimates of future discounted cash flows.

Revenue Recognition

The Company adopted Accounting Standards Codification (“ASC”) 606 upon inception.

To determine revenue recognition for arrangements that the Company determines are within the scope of ASC 606, the Company performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligation(s) in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligation(s) in the contract; and (v) recognize revenue when (or as) the entity satisfies a performance obligation. The Company only applies the five-step model to contracts when it is probable that the entity will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer. At contract inception, once the contract was determined to be within the scope of ASC 606, the Company assessed the goods or services promised within each contract and determined those that were performance obligations, and assessed whether each promised good or service was distinct. The Company then recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied.

A performance obligation is a promise in a contract to transfer a distinct good or service to the customer and is the unit of account in ASC 606.

PFBT Agreement with BGI

SRE and Biliran Geothermal, Inc. (BGI) entered into a 25-year Project Funding, Build and Transfer Agreement (PFBT Agreement) in June 2021 for a 50 MW geothermal facility at Sitio Pulang Yuta, Brgy. Cabibihan, Caibiran, Biliran Province, Philippines. Under this arrangement:

●	SRE finances, designs, constructs, installs and commissions the geothermal power plant in phases, beginning with a 2 MW module commissioned in September 2023.
●	SRE also finances and upgrades the existing 13.2 kV distribution lines of Biliran Electric Cooperative (Bileco) to evacuate energy to the national grid.
●	Upon final acceptance, SRE Power provides operation and maintenance (O&M) and technical support services over the 25-year term.
●	Revenue comprises fixed construction and commissioning fees, reimbursements for agreed costs, and a variable share of electricity generation proceeds, all invoiced monthly per the contractual formula.

F-12

The Company identified the PFBT Agreement constitutes a single, enforceable contract. The distinct performance obligations under the Agreement are as follows:

●	Design, construction, installation and commissioning of plant modules
●	O&M and technical support services during operations
●	Revenue share from daily electricity generation

Transaction price for the agreement consists of fixed fees for construction and commissioning, variable consideration based on BGI’s monthly electricity sales share and reimbursements of agreed costs. Estimates of variable consideration are included only to the extent that significant reversals are not probable.

Construction & Commissioning: Revenue is recognized at the point in time when the module passes commissioning tests and BGI has practical acceptance evidence.

O&M & Technical Support: Revenue is recognized over time using an input method (e.g., labor hours, machine- hours) as support services are rendered.

Electricity-Generation Share: Recognize over time on an output basis tied to daily meter readings of power delivered.

For the year ended December 31, 2024, the revenue recognized of $617,115 comprised only of the O&M & technical services provided to BGI.

Other Non-Current Assets

Other non-current assets represent capitalized costs incurred for the construction of geothermal plant, which is in progress, that is constructed and commissioned by SRE under the PFBT Agreement (Refer to Revenue Recognition).

BGI will own all equipment, machinery, supplies, facilities, and designs that are supplied, installed, or utilized for the Geothermal Facility. However, BGI agrees to create a Lien over these assets in favor of SRE. This Lien serves as security to ensure repayment for the work that SRE performs on the Geothermal Facility. The Lien will not extend to Bileco Lines because The Bileco Lines are owned by Bileco, not BGI. The parties acknowledge this distinction, ensuring BGI does not impose financial claims over infrastructure it does not control. This provision protects SRE’s financial interests while clarifying ownership limitations regarding the distribution lines. Accordingly, the said asset is recognized and presented under Other non-current assets for the years ended December 31, 2024 and 2023.

Considering the persistent grid instability in April 2024 of the equipment which resulted in over 250 grid trips that caused progressive stress and wear to critical equipment and the legal dispute with BGI as described in Note 2 below, the management assessed that the qualitative indicators for impairment existed and hence a qualitative assessment was performed. Based on the management’s judgement, the Company has recognized an impairment loss to the extent of around $300,000 in the statements of operations for the year ended December 31, 2024. Accordingly, the same was reduced from the carrying value of the non-current assets and the net carrying value of other non-current assets amount to $2,700,000 as of December 31, 2024.

Accounts Payable and Accrued Liabilities

Accounts payable represents dues to vendors against whom operating expenses are incurred.

Business Combinations

The Company accounts for acquisitions in which it obtains control of one or more businesses as a business combination. The purchase price of the acquired businesses is allocated to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values at the acquisition date. The excess of the purchase price over those fair values is recognized as goodwill. During the measurement period, which may be up to one year from the acquisition date, the Company may record adjustments, in the period in which they are determined, to the assets acquired and liabilities assumed with the corresponding offset to goodwill. If the assets acquired are not a business, the Company accounts for the transaction or other event as an asset acquisition. Under both methods, the Company recognizes the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquired entity. In addition, for transactions that are business combinations, the Company evaluates the existence of goodwill or a gain from a bargain purchase.

F-13

Goodwill

Goodwill is an asset representing the excess cost over the fair market value of net assets acquired in business combinations. In accordance with Intangibles - Goodwill and Other (Topic 350), goodwill is not amortized but is tested annually for impairment or on an interim basis when indicators of potential impairment exist. Goodwill is tested for impairment at the reporting unit level. The Company’s reporting units discrete financial information is available and management regularly reviews the operating results. For purposes of impairment testing, goodwill is allocated to the applicable reporting units based on the reporting structure.

The Company has the option to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying value. Qualitative factors assessed for each of the applicable reporting units include, but are not limited to, changes in macroeconomic conditions, industry and market considerations, cost factors, discount rates, competitive environments and financial performance of the reporting units. If the qualitative assessment indicates that it is more likely than not that the carrying value of a reporting unit exceeds its estimated fair value, a quantitative test is required.

The Company also has the option to proceed directly to the quantitative test. Under the quantitative impairment test, the estimated fair value of each reporting unit is compared to its carrying value, including goodwill. If the carrying value of the reporting unit including goodwill exceeds its fair value, an impairment charge equal to the excess would be recognized, up to a maximum amount of goodwill allocated to that reporting unit. Management can resume the qualitative assessment in any subsequent period for any reporting unit.

For December 2024, management performed a qualitative impairment assessment of our reporting units, of which there were no indications that it was more likely than not that the fair value of our reporting units were less than their respective carrying values. As such, a quantitative impairment test was not required, and no impairment was recognized during the year ended December 31, 2024.

Earnings (Loss) per Common Share

Net earnings or loss per share is computed by dividing net income or loss by the weighted-average number of common shares outstanding during the period, excluding shares subject to redemption or forfeiture. The Company presents basic and diluted net earnings or loss per share. Diluted net earnings or loss per share reflect the actual weighted average of common shares issued and outstanding during the period, adjusted for potentially dilutive securities outstanding. Potentially dilutive securities are excluded from the computation of the diluted net loss per share if their inclusion would be anti-dilutive.

The financial statements of the combined entity reflect the equity of the HyOrc including the equity interests issued as part of the reverse acquisition. As a result, EPS is calculated on the basis of the capital structure of HyOrc. In line with ASC 805-40-45-2(d), the following is considered:

In calculating the weighted-average number of common shares outstanding (the denominator of the earnings-per- share [EPS] calculation) during the period in which the reverse acquisition occurs:

a. The number of common shares outstanding from the beginning of the period to the acquisition date is computed on the basis of the weighted-average number of common shares of SRE outstanding during the period multiplied by the exchange ratio established in the agreement.

b. The number of common shares outstanding from the acquisition date to the end of the period is the actual number of common shares of the HyOrc outstanding during that period.

F-14

The basic EPS for each comparative period before the acquisition date presented in the financial statements following a reverse acquisition is calculated by dividing (a) by (b):

a. The income of the SRE attributable to common shareholders in each of those periods.

b. SRE’s weighted-average number of common shares outstanding multiplied by the exchange ratio established in the agreement.

The issued and outstanding common shares of SRE through the acquisition date was 1,000,000 and the exchange ratio established in the agreement was 655.36, thereby resulting in the pro-rated weighted average number of common shares outstanding for the purposes of computing EPS to be 382,301,649. Weighted average common shares of Hyorc outstanding from acquisition through December 31, 2024 was 303,414,008. This resulted in the weighted-average total number of common shares for computing EPS to be 685,715,657 for the year ended December 31,2024.

The weighted-average number of common shares multiplied by the exchange ratio established in the agreement resulted in 655,374,256 common shares for 2023.

Intangible Assets

Intangible assets primarily consist of patents owned by SRE which have been granted by the Indian government due to work done at the Indian R&D centre. HyOrc is expanding patent coverage with the application process primarily in the USA, EU, Japan through existing bilateral and multilateral cooperation agreements. These patents were acquired through an assignment agreement entered by SRE in May 2024 through which SRE acquired ownership interests in the patents including utility models and design patents and registrations and applications assigned by the Assignor.

The consideration terms were agreed in such a way that the Assignor is entitled to 5% of all the shares received by SRE upon SRE achieving a reverse takeover of a publicly traded company whose shares are traded on the OTC markets or similar stock exchanges.

Accordingly, the Company issued 32,768,712 common shares of SRE as the consideration for the acquisition of the patents which represented 5% of the shares acquired by the owners of SRE through the reverse acquisition with the Company at a value of $0.11 per common share. (Refer to Note 3) resulting in a total consideration of

$3,604,588.

The patents have an indefinite useful life because it is expected to contribute to cash flows indefinitely and the associated costs of renewal are not significant. The patents are tested for impairment annually, or more frequently if events or changes in circumstances indicate that it is more likely than not that the asset is impaired in accordance with ASC 350-30-35-18. For December 2024, management performed a qualitative impairment assessment, of which there were no indications that it was more likely than not that the fair value of the patents were less than their respective carrying values. As such, a quantitative test was not required, and no impairment was recognized during the year ended December 31, 2024.

In connection with the reverse acquisition, the Company identified intangible assets, which are solely customer relationships (refer to Note 3). For December 2024, management performed a qualitative impairment assessment of these intangible assets, of which there were indications that it is more likely than not that the fair value of these intangible assets units were less than their respective carrying values. As such, a quantitative impairment test was performed and the intangible assets were fully impaired with a corresponding impairment loss recognized in the Statement of operations for the year ended December 31, 2024.

Impairment of Long-Lived Assets

The Company continually monitors events and changes in circumstances that could indicate carrying amounts of long-lived assets (including other non-current assets) may not be recoverable. When such events or changes in circumstances are present, the Company assesses the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the future cash flows is less than the carrying amount of those assets, the Company recognizes an impairment loss based on the excess of the carrying amount over the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less costs to sell.

F-15

Recent Accounting Pronouncements

The Company has implemented all new relevant accounting pronouncements that are in effect through the date of these financial statements. The pronouncements did not have any material impact on the financial statements unless otherwise disclosed., and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, establishes incremental disaggregation of income tax disclosures pertaining to the effective tax rate reconciliation and income taxes paid. This standard is effective for fiscal years beginning after December 15, 2024, and requires prospective application with the option to apply it retrospectively. We intend to adopt this standard in our Annual Report on Form 10-K for the year ending December 31, 2025. We are currently evaluating the potential impact of adopting this standard on our disclosures.

ASU 2024-03, Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses, requires disaggregation of specific expense categories in the notes to the financial statements and a qualitative description of the remaining expense amounts not separately disaggregated. This standard is effective for annual reporting periods beginning after December 15, 2026, and requires prospective application with the option to apply it retrospectively. We are currently evaluating the potential impact of adopting this standard on our disclosures and we intend to adopt this as and when applicable.

NOTE 2. GOING CONCERN

The Company has a net loss of $1,632,163 for the year ended December 31, 2024 and an accumulated deficit of $8,216,241 as of December 31, 2024.

SRE is the operator of the 2MW geothermal power plant in Biliran Philippines and is entitled to 60% of the operating profits from the project for the lifetime of the project which is expected to be 25 years.

Biliran Geothermal Project (2MW) – Operational Status as of December 31, 2024

As of December 31, 2024, the 2MW geothermal power plant in Biliran remained offline and non-operational due to infrastructure damage. The project began experiencing persistent grid instability in April 2024, resulting in over 250 grid trips that caused progressive stress and wear to critical equipment. On October 05, 2024, the plant was taken offline following a technical inspection that revealed accumulated damage to key systems, making continued operation unsafe. Shortly after this shutdown, Typhoon Kristine-Trami struck the region and caused additional physical damage to the facility. Despite the existence of an insurance policy intended to cover such events, we have not received confirmation that a claim has been activated, and we have not received cooperation from the project counterparties responsible for managing the insurance process.

The company continues to engage stakeholders and explore legal and commercial remedies to protect our position, recover losses, and restore the project’s operational viability.

The Company’s ability to continue as a going concern in the next twelve months following the date the financial statements are available to be issued is dependent upon its ability to produce revenues and/or obtain financing sufficient to meet current and future obligations and deploy such to produce profitable operating results.

F-16

Management Plans

Management has evaluated these conditions and plans to generate revenues and raise capital as needed to satisfy its capital needs.

While uncertainties remain with respect to the timing of insurance recovery and revenue realization, management is reasonably certain in the Company’s ability to meet its operational and financial obligations over the next twelve months through a combination of funding, asset deployment, and resolution of existing claims but it cannot provide assurances that it will be successful in doing so.

These circumstances raise substantial doubt as to the ability of the Company to meet its obligations as they come due. If it is unable to obtain sufficient amount of additional capital, it may be required to reduce the scope of its planned development. The accompanying financial statements do not include any adjustments that might result from these uncertainties.

Since the year ended December 31, 2024, the Company has successfully raised post-balance sheet capital through share issuances and continues to actively pursue funding opportunities to support operations and growth. In parallel, the Company has made strategic progress in hydrogen engine development, secured new business opportunities in the UK, EU, and India, and commenced ISO certification to facilitate future deployments in regulated sectors such as rail and energy. (Refer to Note 8 for subsequent events)

The Company has evaluated whether there are certain conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued.

NOTE 3. REVERSE ACQUISITION

The Company evaluated the acquisition of SRE pursuant to ASC 805 and ASU 2017-01, Topic 805, Business Combinations. As described in Note 1, we have identified the Company as the legal acquirer, as it is the entity that issued securities. Comparatively, we have identified SRE as the legal acquiree, the entity whose equity interests are acquired in line with ASC 805-40 – Reverse Acquisitions.

Accordingly, the acquisition date fair value of the consideration transferred by SRE was based on the number of equity interests SRE would have had to issue to give the owners of HyOrc the same percentage equity interest in the combined entity that results from the reverse acquisition.

The acquisition method of accounting requires, among other things, that the assets acquired and liabilities assumed in a business combination be measured at their estimated respective fair values as of the closing date of the acquisition. Goodwill recognized in connection with this transaction represents primarily the potential economic benefits that the Company believes may arise from the acquisition. In the reverse acquisition described above, HyOrc’s assets and liabilities were measured in accordance with the guidance in ASC 805 on Business Combinations and Goodwill is measured as the excess of fair value of consideration effectively transferred by SRE, the accounting acquirer over the fair value of the net assets of HyOrc, the accounting acquiree on the acquisition date.

The following table summarizes the preliminary purchase price allocation of HyOrc:

Total
Customer relationship - Intangibles	$932,088
Goodwill	15,755,344
Purchase price consideration effectively transferred	$16,687,432

F-17

The fair value consideration effectively transferred was determined based on the number of common stock which SRE would have had to issue to the owners of HyOrc at the fair value per share of SRE on the date of acquisition to provide the same ratio of ownership (90%) in the combined entity as a result of the reverse acquisition.

Pursuant to the reverse acquisition, the Company engaged an independent third-party valuation specialist to determine the fair value per share of SRE which as determined using the fair value of net assets as on the acquisition date. Given the limited operations of HyOrc in the period preceding the acquisition, the fair value per common share of SRE was considered to be more reliable and reflects the economic substance of the consideration effectively transferred.

The fair value of net assets of SRE as on the acquisition date is as follows:

Total
Property, plant and equipment, net	$-
Other intangible assets	150,000,000
Cash and cash equivalents	347,058
Accounts payable and accrued liabilities	(160,169)
Fair value of net assets	$150,186,889
Number of SRE shares outstanding on the acquisition date	1,000,000
Fair Value per share on the acquisition date	$150.19

SRE’s balance sheet includes a geothermal plant, which is classified as Other non-current assets. The fair value of this asset was determined to be $15,000,000 by an independent third-party valuation at the time of acquisition. However, management has concluded that this fair value should not be factored into the overall business valuation of SRE. This decision is based on the fact that the plant is not yet fully commissioned and therefore does not contribute to the company’s business operations. Furthermore, the terms of the agreement with BGI, along with the rights BGI exercises over the asset, limit SRE’s control and ability to derive economic significant benefits from the plant. This rationale aligns with the principles of U.S. GAAP, where the value of an asset in a business valuation is tied to its operational contribution and the economic benefits it provides, not merely its standalone fair value.

SRE would have had to issue 111,111 shares to the owners of HyOrc to maintain the 90% ownership in the combined entity which effectively would have made the total common stock issued and outstanding of SRE to be 1,111,111 as of December 31, 2024.

HyOrc had 72,819,362 common shares issued and outstanding of par value $0.001 each prior to the closing of the reverse acquisition. Further, SRE shareholders received 655,374,256 common shares of HyOrc as the consideration for the share exchange.

Accordingly, the equity structure in the financial statements reflect the sum of SRE’s issued equity immediately before the reverse acquisition, and the fair value of the hypothetical consideration effectively transferred. The equity structure (i.e., the number and type of equity interests issued) reflects the equity structure of HyOrc. However, the balance is adjusted to reflect the par value of the outstanding shares of HyOrc, including the number of shares issued in the reverse acquisition and the difference is recognized as an adjustment to the Additional paid-in capital. For periods before the reverse acquisition, the stockholders’ equity of the combined entity is presented on the basis of the historical equity of the SRE before the acquisition, retroactively recast to reflect the number of shares received by SRE in the acquisition.

F-18

Goodwill is primarily attributable to the go-to-market synergies that are expected to arise as a result of the acquisition and other intangible assets that qualify for separate recognition. The goodwill is not deductible for tax purposes.

The results of HyOrc have been included in the consolidated financial statements since the acquisition date.

NOTE 4. PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment consist of the following:

	December 31,
	2024	2023
Plant and Equipment – unproved properties	60,000	60,000
Property, plant and equipment, gross	60,000	60,000
Less: Accumulated depreciation and amortization	(60,000)	(60,000)
Property, plant and equipment, net	$-	$-

Depreciation expense for the year ended December 31, 2024, and 2023 amounted to $0 and $0, respectively.

The unproved property interests comprise the consideration paid in March 2017 for Symba America Oil & Gas’s working interest in an oil well near Ganado, Texas. Having since ceased oil extraction activities, management performed a qualitative impairment assessment in accordance with ASC 360-10-35. That assessment indicated that the fair value of these unproved properties was negligible or nominal; accordingly, the entire carrying amount has been written down to $0.

NOTE 5. INTANGIBLE ASSETS

Intangible assets consist of the following:

	December 31,
	2024	2023
Customer relationships – reverse acquisition	$932,088	$-
Patents	3,604,558	-
	4,536,646	-
Accumulated impairment loss	(932,088)
Accumulated amortization	-	-
Intangible assets, net	$3,604,558	$0

NOTE 6. COMMITMENTS AND CONTINGENCIES

From time to time, the Company is involved in legal proceedings arising from the normal course of business activities. The Company, in conjunction with its legal counsel, assesses the need to record a liability for litigation or loss contingencies. A liability is recorded when and if it is determined that such a liability for litigation or loss contingencies is both probable and estimable.

F-19

Although the results of legal proceedings and claims cannot be predicted with certainty, the Company is not currently a party to any legal proceedings, which would, individually or in the aggregate, have a material adverse effect on its results of operations, cash flows, or financial position except as described in Note 2.

NOTE 7. INCOME TAXES

Deferred taxes are recognized for temporary differences between the basis of assets and liabilities for financial statement and income tax purposes. The differences relate primarily to net operating loss carry forwards. For the years ended December 31, 2024 and 2023, the Company did not record a current or deferred income tax expense or benefit due to current and historical losses incurred by the Company.

The Company has evaluated its income tax positions and has determined that it does not have any uncertain tax positions. The Company will recognize interest and penalties related to any uncertain tax positions through its income tax expense.

The Company is not presently subject to any income tax audit in any taxing jurisdiction, though its 2022-2023 tax years remain subject to examination by U.S. federal and state jurisdictions.

NOTE 8. SUBSEQUENT EVENTS

In the first quarter of 2025, the Company issued 11,000,000 common shares and raised around $110,000 through private share placements to individual investors. The Company has also commenced formal procedures for ISO 9001 and ISO 14001 certification to support manufacturing and environmental compliance for upcoming contracts.

The Company has submitted technical proposals to Banaras Locomotive Works (BLW) under Indian Railways for hydrogen retrofit deployment and has advanced few methanol project initiatives in Portugal and UK, and hydrogen retrofitting engagements with local operators and OEM partners. No other events have occurred subsequent to the balance sheet date and through the date of these financial statements that would require adjustment to or disclosure in the financial information referred to above. Management has evaluated subsequent events through July 31, 2025, the date the financial statements were available to be issued.

F-20

July 31, 2025

To

Suri & Co., Chartered Accountants

TC 25/434, 44 Santhi Nagar,

Near Housing Board Junction,

Thiruvananthapuram – 695 001

Firm Regn No:004283S

PCAOB Regn No: 6727

We are providing this letter in connection with your audit of the Consolidated Balance Sheets, Consolidated Statements of Operations and Comprehensive Loss, Consolidated Statements of Stockholders’ Equity (Deficit) and Consolidated Statements of Cash Flows and Notes to the Consolidated Financial Statements of HyOrc Corporation. (referred as “Consolidated Financial Statements”) as of December 31, 2024 and 2023 and for the period January 1, 2024 to December 31, 2024 and January 1, 2023 to December 31, 2023 for the purpose of expressing an opinion as to whether the consolidated financial statements present fairly, in all material respects, the financial position, results of operations, and cash flows of HyOrc Corporation in conformity with accounting principles generally accepted in the United States of America. We confirm that we are responsible for the fair presentation in the consolidated financial statements of financial position, results of operations, and cash flows in conformity with generally accepted accounting principles.

Certain representations in this letter are described as being limited to matters that are material. Items are considered material, regardless of size, if they involve an omission or misstatement of accounting information that, in the light of surrounding circumstances, makes it probable that the judgment of a reasonable person relying on the information would be changed or influenced by the omission or misstatement. We confirm, to the best of our knowledge and belief, as of July 29, 2025, the following representations made to you during your audit(s).

1. The consolidated financial statements referred to above are fairly presented in conformity with accounting principles generally accepted in the United States of America.

2. We have made available to you all—

(a) Financial records and related data, including the names of all related parties and all relationships and transactions with related parties.

(b) Minutes of the meetings of stockholders, directors, and committees of directors, or summaries of actions of recent meetings for which minutes have not yet been prepared.

3. There have been no communications from regulatory agencies concerning noncompliance with or deficiencies in financial reporting practices.

4. There are no material transactions that have not been properly recorded in the accounting records underlying the consolidated financial statements.

5. We believe that the effects of the uncorrected financial statement misstatements summarized in the accompanying schedule are immaterial, both individually and in the aggregate, to the consolidated financial statements taken as a whole.

6. We acknowledge our responsibility for the design and implementation of programs and controls to prevent and detect fraud.

7. We have no knowledge of any fraud or suspected fraud affecting the entity involving—

(a) Management,

(b) Employees who have significant roles in internal control, or

(c) Others where the fraud could have a material effect on the consolidated financial statements.

8. We have no knowledge of any allegations of fraud or suspected fraud affecting the entity received in communications from employees, former employees, analysts, regulators, short sellers, or others.

9. The company has no plans or intentions that may materially affect the carrying value or classification of assets and liabilities.

10. The following have been properly recorded or disclosed in the consolidated financial statements wherever applicable:

(a) There are no Related-party transactions involved, including sales, purchases, loans, transfers, leasing arrangements, and guarantees, and amounts receivable from or payable to related parties.

(b) Guarantees, whether written or oral, under which the company is contingently liable.

(c) Significant estimates and material concentrations known to management that are required to be disclosed.

Significant estimates are estimates at the balance sheet date that could change materially within the next year. Concentrations refer to volumes of business, revenues, available sources of supply, or markets or geographic areas for which events could occur that would significantly disrupt normal finances within the next year.

11. There are no—

(a) Violations or possible violations of laws or regulations whose effects should be considered for disclosure in the consolidated financial statements or as a basis for recording a loss contingency.

(b) Unasserted claims or assessments that our lawyer has advised us are probable of assertion and must be disclosed in accordance with Financial Accounting Standards Board (FASB) Statement No. 5, Accounting for Contingencies.

(c) Other liabilities or gain or loss contingencies that are required to be accrued or disclosed by FASB Statement No. 5.

(d) Side agreements or other arrangements (either written or oral) that have not been disclosed to you.

12. The company has satisfactory title to all owned assets, and there are no liens or encumbrances on such assets, nor has any asset been pledged as collateral except as disclosed.

13. To the best of our knowledge and belief, we make the following representations regarding Other Non-Current Assets and related impairment, as disclosed in Note 1 and 3 to the consolidated financial statements for the year ended December 31, 2024:

☐ The balance of Other Non-Current Assets represents capitalized costs incurred for the construction of the geothermal facility under the Power Facility Build-Transfer Agreement between BGI and SRE.

☐ Under that Agreement, BGI retains title to all equipment, machinery, supplies, facilities and proprietary designs, and has granted SRE a lien on those assets (excluding the Bileco distribution lines, which are owned by Bileco) as security for payment of SRE’s construction and commissioning services.

☐ During April 2024, persistent grid instability resulted in over 250 grid trips that progressively stressed and wore critical equipment and gave rise to a legal dispute with BGI (see Note 2).

☐ Management concluded that these events constituted qualitative indicators of impairment and, accordingly, recorded an impairment loss of $300,000 in the year ended December 31, 2024.

☐ As a result of that impairment, the net carrying value of Other Non-Current Assets was reduced to $2,700,000 as of December 31, 2024.

☐ All material facts and circumstances related to the lien arrangement, grid-trip events, legal dispute and impairment decision have been disclosed to you and are reflected appropriately in the consolidated financial statements.

14. The company has complied with all aspects of contractual agreements that would have a material effect on the consolidated financial statements in the event of non-compliance.

15. To the best of our knowledge and belief, we confirm that the geothermal plant recorded under Other Non-Current Assets at a fair value of $15,000,000 determined by an independent third-party valuation as of the acquisition date has not been included in SRE’s overall business valuation. Management’s conclusion rests on two primary factors: first, the plant is not yet fully commissioned and therefore does not contribute to SRE’s operating cash flows; second, the Build-Transfer Agreement with BGI grants BGI title and certain control rights (including a lien on plant assets and the right to direct commissioning timing), which materially restrict SRE’s ability to direct the use of the asset and to derive its economic benefits. This treatment is consistent with U.S. GAAP, under which asset values incorporated in a business valuation must reflect an asset’s operational contribution and its capacity to generate future economic benefits, rather than its standalone fair value. We did not include this fair value of the noncurrent asset in the computation of goodwill.

16. We agree with the findings of specialists in evaluating Existence and valuation of the Intellectual Property Portfolio and have adequately considered the qualifications of the specialist in determining the amounts and disclosures used in the consolidated financial statements and underlying accounting records.

We did not give or cause any instructions to be given to specialists with respect to the values or amounts derived in an attempt to bias their work, and we are not otherwise aware of any matters that have had an impact on the independence or objectivity of the specialists.

17. We represent that the inventories are valued at the lower of cost and net realizable value and valuation allowances are made accurately for the inventories whose net realizable value is lower than the cost. Net realizable value is estimated by the management experience and expertise.

18. We further represent that the net realizable value of the inventories has been considered based on the estimated selling prices after deducting the estimated selling expenses of those inventories in the ordinarycourse of business. These are estimated considering the present condition of the inventory along with the contracts entered into by the company.

19. We are currently maintaining inventory records in Excel sheets as part of our early-stage accounting system. However, we have initiated a migration to QuickBooks, which will enable more automated and structured inventory tracking going forward.

20. We are using Excel as financial accounting system. Excel is a globally recognized and widely accepted tool for accounting and financial reporting, particularly for early-stage companies. However, we have initiated a migration to QuickBooks, which will enable more automated and structured accounting system going forward.

21. A performance obligation is a promise in a contract to transfer a distinct good or service to the customer and is the unit of account in ASC 606. To determine revenue recognition for arrangements that we determine are within the scope of ASC 606, we perform the following five steps:

(i) identify the contract(s) with a customer; (ii) identify the performance obligation(s) in the contract;

(iii) determine the transaction price; (iv) allocate the transaction price to the performance obligation(s) in the contract; and (v) recognize revenue when (or as) the entity satisfies a performance obligation. The Company only applies the five-step model to contracts when it is probable that the entity will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer. At contract inception, once the contract was determined to be within the scope of ASC 606, the Company assessed the goods or services promised within each contract and determined those that were performance obligations and assessed whether each promised good or service was distinct. The Company then recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied.

22. During 2024, the control in the Legal subsidiary – SRE Power Inc has been transferred and distributed to the members of HyOrc Corporation for which the accounting treatment as specified in ASC 805 and 810 has been complied with in the consolidated financial statements.

23. The effects of reverse acquisition accurately captured and accordingly, all share and per share amounts for all periods presented in the consolidated financial statements and notes thereto have been adjusted retroactively, where applicable, to reflect the reverse acquisition transaction.

24. The Company’s chief operating decision-maker is its Chief Executive Officer, who, together with the Board of Directors, is accountable for overall strategy, resource allocation, and operational oversight.

The CODM evaluates financial performance and makes key decisions based on consolidated financial information. There are no individual segment managers who are held accountable for discrete business activities, and the Company does not manage operations or allocate resources based on distinct business lines or geographic components. Accordingly, the Company operates as a single reportable and operating segment for the purposes of financial reporting.

25. SRE is the operator of the 2MW geothermal power plant in Biliran Philippines and is entitled to 60% of the operating profits from the project for the lifetime of the project which is expected to be 25 years. As of December 31, 2024, the 2MW geothermal power plant in Biliran remained offline and non- operational due to infrastructure damage. The project began experiencing persistent grid instability in April 2024, resulting in over 250 grid trips that caused progressive stress and wear to critical equipment. On October 05, 2024, the plant was taken offline following a technical inspection that revealed accumulated damage to key systems, making continued operation unsafe. Shortly after this shutdown, Typhoon Kristine-Trami struck the region and caused additional physical damage to the facility. Despite the existence of an insurance policy intended to cover such events, we have not received confirmation that a claim has been activated, and we have not received cooperation from the project counterparties responsible for managing the insurance process. The company continues to engage stakeholders and explore legal and commercial remedies to protect our position, recover losses, and restore the project’s operational viability.

26. We represent that adequate allowances for bad debts are created in line with the accounting policy adopted by the company.

27. We represent that the PP&E are valued at cost less accumulated depreciation and there were indicators of impairment present and hence impairment losses have been recognized for the years ended 2023 itself.

28. We have implemented all new relevant accounting pronouncements that are in effect through the date of these financial statements. The pronouncements did not have any material impact on the financial statements unless otherwise disclosed., and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, establishes incremental disaggregation of income tax disclosures pertaining to the effective tax rate reconciliation and income taxes paid. This standard is effective for fiscal years beginning after December 15, 2024, and requires prospective application with the option to apply it retrospectively. We intend to adopt this standard in our Annual Report on Form 10-K for the year ending December 31, 2025. We are currently evaluating the potential impact of adopting this standard on our disclosures.

ASU 2024-03, Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses, requires disaggregation of specific expense categories in the notes to the financial statements and a qualitative description of the remaining expense amounts not separately disaggregated. This standard is effective for annual reporting periods beginning after December 15, 2026, and requires prospective application with the option to apply it retrospectively. We are currently evaluating the potential impact of adopting this standard on our disclosures and we intend to adopt this as and when applicable.

29. Note 2 to the financial statements discloses all of the matters of which we are aware that are relevant to the company’s ability to continue as a going concern, including significant conditions and events, and management’s plans.

30. We confirm that the Company has acquired a 100% membership interest in SRE Power Inc in August 2024. further affirm that the said business combination is accounted in line with ASC 805. The purchase price of the acquired businesses was allocated to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values at the acquisition date. The excess of the purchase price over those fair values is recognized as goodwill. As of December 2024, we performed a qualitative impairment assessment of these intangible assets, of which there were indications that it is more likely than not that the fair value of these intangible assets units was less than their respective carrying values. As such, a quantitative impairment test was performed, and the intangible assets were fully impaired with a corresponding impairment loss recognized in the Statement of operations for the year ended December 31, 2024

31. To the best of our knowledge, the unaudited proforma financial information has been accurately computed and disclosed in the consolidated financial statements.

32. The classification of current and non-current assets and liabilities are in line with the requirements of US GAAP and the intentions of the management in the ordinary course of business.

33. We believe that the carrying amounts of cash, accounts receivable, note receivable, deposits, accounts payable, accrued liabilities and short-term debt approximate their fair value because of the short-term nature of these instruments. We confirm that there is no Long-term debt for the company.

34. We represent that all the disclosures made in the notes to the consolidated financial statements are in accordance with US GAAP and no material disclosures or statements are omitted.

35. From time to time, the Company is involved in legal proceedings arising from the normal course of business activities. The Company, in conjunction with its legal counsel, assesses the need to record a liability for litigation or loss contingencies. A liability is recorded when and if it is determined that such a liability for litigation or loss contingencies is both probable and estimable. Although the results of legal proceedings and claims cannot be predicted with certainty, the Company is not currently a party to any legal proceedings, which would, individually or in the aggregate, have a material adverse effect on its results of operations, cash flows, or financial position except as described in Note 2 of the financial statements.

36. We further represent that the Company is not presently subject to any income tax audit in any taxing jurisdiction, though its 2022-2023 tax years remain subject to examination by U.S. federal and state jurisdictions.

37. No deferred tax asset has been recognized in respect of accumulated losses as of the reporting date, due to the absence of sufficient positive evidence supporting the realization of such assets under the ‘more-likely-than-not’ criterion prescribed by ASC 740

38. The Company has a net loss of $1,632,163 for the year ended December 31, 2024 and an accumulated deficit of $8,216,241 as of December 31, 2024. The Company’s ability to continue as a going concern in the next twelve months following the date the financial statements are available to be issued is dependent upon its ability to produce revenues and/or obtain financing sufficiently to meet current and future obligations and deploy such to produce profitable operating results.

We have evaluated these conditions and plan to generate revenues and raise capital as needed to satisfy its capital needs. Since the year ended December 31, 2024, the Company has successfully raised post balance sheet capital through share issuances and continues to actively pursue funding opportunities to support operations and growth. In parallel, the Company has made strategic progress in hydrogen engine development, secured new business opportunities in the UK, EU, and India, and commenced ISO certification to facilitate future deployments in regulated sectors such as rail and energy.

39. To the best of our knowledge and belief, no events have occurred subsequent to the balance-sheet date, except as discussed in Note 8 of the consolidated financial statements and through the date of this letter that would require adjustment to or disclosure in the aforementioned consolidated financial statements.

For and on behalf

HyOrc Corporation

/s/ K. Reginald Fubara
K. Reginald Fubara
Designation: CEO

Sewell Legal Practice

Transactional Attorneys

Reginald Sewell

Managing Attorney

DIRECT: (713) 425-8147

MOBILE: (281) 541-5184

FACSIMILE: (713) 422-2309

rsewell@sewelllegal.com

www.sewelllegal.com

September 15, 2025

BOARD OF DIRECTORS

HyOrc Corporation

3050 Post Oak Blvd

Suite 510-P38

Houston, TX 77056-3020

c/o	James McNaught-Davis (Director)
Shinichi Hirano (Director)
Richard Oblath (Director)
Andrea Magalini (Director)
Manoharan Sundaralingam (Director)
K. Reginald Fubara (Director)

Re: Registration Statement on Form 10 for HyOrc Corporation - Legal this “Opinion Letter” Ladies and Gentlemen:

We have acted as legal counsel for HyOrc Corporation, a for profit corporation organized under the laws of the State of Wyoming (the “Company”), in connection with the Company’s Registration Statement on Form-10 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Exchange Act of 1934, as amended (the “Act”).

The purpose of the Company’s filing is to comply with certain rules and regulations as provided under the Act. Certain Form-10 requirements under Section 12(g) are exempt from registration. Company is not registering any current securities or registering any new securities for sale, and only seeks to become a fully SEC reporting company. Again, the Company is not registering any current securities or selling any new securities.

For purposes of this Opinion Letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following:

●	Company’s Certificate of Incorporation and Bylaws, as currently in effect, and in good standing in Wyoming.
●	Current Cap Table.
●	Current Members of the Company’s Board of Directors.
●	The resolutions of the Company’s Board of Directors relating to Form-10.
●	The executed Registration Statement.

We also have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinions, we have relied on a certificate of an officer of the Company. We have not independently established any of the facts on which we have so relied.

For purposes of this Opinion Letter, we have assumed the accuracy and completeness of each document submitted to us, the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed, or photostatic copies thereof, and the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof. We have further assumed the legal capacity of natural persons, that persons identified to us as officers of the Company are actually serving in such capacity, and that the representations of officers of the Company are correct as to matters of fact. We have also assumed that, as of any date of determination, the number of outstanding Shares will not exceed the number of such Shares authorized to be issued under the Company’s charter. We have not independently verified any of these assumptions.

The opinions expressed in this Opinion Letter are based on the facts in existence and the laws in effect on the date hereof and are limited to the Texas Business Organization Act and the provisions of the Act that are applicable to equity securities issued by registered open-end investment companies. We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of any other laws.

In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Sewell Legal Practice

UNAUDITED INTERIM FINANCIAL STATEMENTS

HYORC CORPORATION. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

AS AT JUNE 30, 2025

	Note	2025

ASSETS

Current Assets
Cash and cash equivalents		46,650
Trade Receivable		70
		46,720
Non- Current Assets
Property,Plant and Equipment
Plant and equipment		2,700,000

Intangible assets
Patents		3,604,558
Goodwill		15,755,344
		22,059,902
Total Assets		22,106,622

LIABILITIES AND STOCK HOLDERS’ EQUITY

Current Liabilities
Trade payables		-

EQUITY
Common Stock
Share capital		737,091

Other Stock holders Equity
Retained earnings		(8,304,679)
Additional Paid in Capital		29,674,210

Minority Interest
Total Equity		22,106,622
Total Equity and Liabilities		22,106,622

These financial statements were approved and authorised for issue by the Management and signed on its behalf by:

1

UNAUDITED INTERIM FINANCIAL STATEMENTS

HYORC CORPORATION. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

FOR THE PERIOD ENDED JUNE 30, 2025

	Note	2025
Revenue		11,709
Direct costs		-

Gross profit		11,709

OTHER INCOME
Other Income		11,090

Total Income		22,799

EXPENSES
Administrative and other expenses		(111,237)
Bank Charges		-

Total Expense		(111,237)
Profit for the year		(88,438)

These financial statements were approved and authorised for issue by the Management and signed on its behalf by:

2

UNAUDITED INTERIM FINANCIAL STATEMENTS

HYORC CORPORATION. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT) FOR THE PERIOD ENDED JUNE 30, 2025	US Dollars

	Common Stock	Additional Paid-in Capital	Retained Earnings	Total
Balance at December 31, 2024	728,194	29,563,797	(8,216,241)	22,075,750
New Shares issued(Reverse Acquisition)	8,897	110,413		119,310
Share Premium on new issued shares				-
Profit(Or Loss) for the period	-	-	(88,438)	(88,438)
Minority Interest(Pre acquisition)
Minority Interest(Post acquisition)
Balance at June 30, 2025	737,091	29,674,210	(8,304,679)	22,106,622

3

UNAUDITED INTERIM FINANCIAL STATEMENTS

HYORC CORPORATION. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE PERIOD ENDED JUNE 30, 2025	US Dollars

	Note	2025
Cash flows from operating activities
Loss for the year		(88,438)

Movements in working capital:
Trade payables		(160,168)
Trade Receivable		(70)
Net cash used in operating activities		(248,676)

Cash flows from financing activities
Capital introduced		8,897
Additional Paid in Capital		110,413
Net cash generated by / (used in) financing activities		119,310

Net decrease in cash and cash equivalents		(129,366)
Cash and cash equivalents at January 1,		176,016
Cash and cash equivalents at June 30,		46,650

The above statement of cash flows should be read in conjunction with the accompanying notes

4

UNAUDITED INTERIM FINANCIAL STATEMENTS

HYORC CORPORATION. AND SUBSIDIARY

NOTE 1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Company was originally incorporated in Nevada in 1998 as Asia Properties, Inc., focused initially on unrelated businesses. The company was re-domiciled in Wyoming in 2019. In August 2024, The Company completed a reverse merger with SRE Power, Inc., a renewable energy company with a history of geothermal project development and hydrogen combustion technologies. As part of the transaction, the Company was renamed HyOrc Corporation (“HYOR”). Following the merger, former SRE shareholders became the controlling shareholders of HyOrc.

Basis of Presentation

The Company’s fiscal year ends on December 31.

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S.GAAP”) in all material respects and have been consistently applied in preparing the accompanying financial statements.

Reverse Acquisition and Principles of Consolidation

As described above, on June 27, 2024 (the “Acquisition Date”), the Company entered into a reorganization and stock purchase agreement (“agreement”) with SRE and the 100% shareholders of SRE whereby the SRE shareholders desired to sell and the Company agreed to purchase SRE shares thereby making SRE, a wholly owned subsidiary of the Company. The Company issued 655,374,258 shares as the purchase consideration to the SRE shareholders. Following the closing of the agreement, SRE shareholders collectively owned around 90% of the issued and outstanding shares of the Company on a fully diluted basis.

Further, at the closing, the then Board member of the Company. Debra Childers had tendered her resignation as the director and the officer of the Company and the then Board considered and deemed it advisable to the best interest of the Company to fill the vacancy in the Board by appointing Reginald Fubara, Shinichi Hirano and James McNaught-Davis as the members of the Company’s Board of Directors effective as of the closing.

We determine SRE an accounting acquirer based on the following facts: (i) after the reverse acquisition, former shareholders of SRE held a majority of the voting interest of the combined company; (ii) former Board of Directors of SRE possess majority control of the Board of Directors of the combined company; (iii) Reginald, being the member of the management of SRE is responsible for the management of the combined company. As such, we have treated the financial statements of SRE as the historical financial statements of the combined company (“consolidated financial statements” / “financial statements”).

We have identified the Company as the legal acquirer, as it is the entity that issued securities. Comparatively, we have identified SRE as the legal acquiree, the entity whose equity interests are acquired in line with ASC 805-40 – Reverse Acquisitions. (Refer to Note 3).

Consequent to the reverse acquisition, the financial statements of the newly combined entity represent a continuation of the financial statements of the accounting acquirer/legal acquiree. As a result, the assets and liabilities of the accounting acquirer are presented at their historical carrying values in the consolidated financial statements of the newly combined entity and the assets and liabilities of the accounting acquiree/legal acquirer are recognized on the acquisition date and measured by using the acquisition method. The results of the accounting acquiree’s/legal acquirer’s results of operations are included in the combined company’s financial statements beginning on the acquisition date.

The accompanying financial statements prepared following the reverse acquisition are issued under the name of the accounting acquiree, HyOrc but described as a continuation of the financial statements of the accounting acquirer, SRE, with one adjustment, which is to retroactively adjust the accounting acquirer’s legal capital to reflect the legal capital of the accounting acquiree.

5

UNAUDITED INTERIM FINANCIAL STATEMENTS

That adjustment is required to reflect the capital of the accounting acquiree. Comparative information presented in these consolidated financial statements also is retroactively adjusted to reflect the legal capital of the accounting acquiree.

The accompanying financial statements represent all of the following:

a. The assets and liabilities of SRE recognized and measured at their pre-combination carrying amounts.

b. The assets and liabilities of HyOrc recognized and measured in accordance with the guidance in ASC 805 applicable to business combinations.

c. The retained earnings and other equity balances of the SRE before the business combination.

d. The amount recognized as issued equity interests in the financial statements determined by adding the issued equity interest of SRE outstanding immediately before the business combination to the fair value HyOrc determined in accordance with the guidance in ASC 805 applicable to business combinations. However, the equity structure (that is, the number and type of equity interests issued) reflects the equity structure of HyOrc, including the equity interests which HyOrc issued to the SRE shareholders to effect the combination. Accordingly, the equity structure of SRE is restated using the exchange ratio established in the Agreement to reflect the number of shares of HyOrc issued in the reverse acquisition.

For periods before the reverse acquisition, the stockholders’ equity of the combined entity is presented on the basis of the historical equity of SRE before the acquisition, retroactively recast to reflect the number of shares received in the acquisition.

Use of Estimates

The preparation of the Company’s financial statements in conformity with U.S.GAAP requires the Company to make estimates and assumptions that affect the reported amounts of certain assets and liabilities; the reported amounts of revenues and expenses for the periods covered and certain amounts disclosed in the notes to the financial statements. These estimates are based on information available through the date of the issuance of the financial statements and actual results could differ from those estimates. Areas requiring significant estimates and assumptions by the Company include, but are not limited to:

●	provisions for income taxes and related valuation allowances and tax uncertainties
●	business combinations and purchase price allocations
●	recoverability of long-lived assets and contract assets and their related estimated lives
●	evaluation of goodwill for impairment
●	accruals for estimated liabilities
●	net-realizable value of inventory and credit loss on accounts receivable and contract assets.

Comprehensive Loss

Comprehensive loss includes net loss as well as other changes in stockholders’ equity that result from transactions and economic events other than those with stockholders. There was no difference between net loss and comprehensive loss presented in the financial statements for the period ended June 30, 2025 and 2024.

Segment Reporting

The Company’s chief operating decision-maker is its Chief Executive Officer, who, together with the Board of Directors, is accountable for overall strategy, resource allocation, and operational oversight. The CODM evaluates financial performance and makes key decisions based on consolidated financial information. There are no individual segment managers who are held accountable for discrete business activities, and the Company does not manage operations or allocate resources based on distinct business lines or geographic components. Accordingly, the Company operates as a single reportable and operating segment for the purposes of financial reporting under ASC 280 - Segment Reporting.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand, certificates of deposits and money market funds that are readily convertible into cash, all with original maturity dates of three months or less.

6

UNAUDITED INTERIM FINANCIAL STATEMENTS

Concentration of Credit Risks

Financial instruments that potentially subject the Company to credit risk consist principally of cash and cash equivalents and receivables. The Company places its cash and cash equivalents with financial institutions.

Customer Concentration Risk

For the year ended December 31, 2024, the entire sales pertained to only one customer. The Company’s reliance on this major customer presents a concentration risk. Loss of this customer or a significant reduction in their order could have a material adverse effect on the Company’s financial performance. The Company continues to focus on efforts to diversify its customer base to mitigate such risks. There was no revenue for the period ended June 30, 2025.

Related Parties

Parties are considered to be related to the Company if the parties, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal with if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. The Company follows ASC 850, Related Party Disclosures, for the identification of related parties and disclosure of related party transactions. All transactions are recorded at arm’s length prices, reflecting the fair value of the goods or services exchanged.

Income Taxes

The Company uses the liability method of accounting for income taxes as set forth in ASC 740, Income Taxes. Under the liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse. A valuation allowance is recorded when it is unlikely that the deferred tax assets will not be realized. The Company assesses its income tax positions and record tax benefits for all years subject to examination based upon our evaluation of the facts, circumstances and information available at the reporting date. In accordance with ASC 740-10, for those tax positions where there is a greater than 50% likelihood that a tax benefit will be sustained, our policy will be to record the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. For those income tax positions where there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit will be recognized in the financial statements.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the measurement date. A hierarchy has been established for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability and are developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions of what market participants would use in pricing the asset or liability based on the best information available in the circumstances. The financial and nonfinancial assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurement. The hierarchy is presented down into three levels based on the reliability of the inputs.

Level 1	Quoted prices are available in active markets for identical assets or liabilities.

Level 2	Observable inputs other than quoted prices in active markets for identical assets and liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3	Unobservable pricing inputs that are generally less observable from objective sources, such as discounted cash flow models or valuations.

The carrying amounts of cash, accounts receivable, accounts payable and accrued liabilities approximate their fair value because of the short-term nature of these instruments.

7

UNAUDITED INTERIM FINANCIAL STATEMENTS

Accounts Receivable, Net

Accounts receivable are recorded at the invoiced amount and do not bear interest. Accounts receivable are the dues from customers and are shown net of applicable reserves for doubtful accounts as shown on the face of the balance sheet. There were no accounts that had been placed on non-accrual status. The allowance for doubtful accounts has been estimated by management based on historical experience, current market trends and, for larger customer accounts, their assessment of the ability of the customers to pay outstanding balances. Past due balances and other higher risk amounts are reviewed individually for collectability. Changes in circumstances relating to the collectability of accounts receivable may result in the need to increase or decrease the allowance for doubtful accounts in the future.

Inventories, Net

Inventories are stated at the lower of cost and net realizable value. Cost is determined on a first in first out (“FIFO”) basis. Cost of inventory is determined as the sum of the applicable expenditures and charges directly or indirectly incurred in bringing an article to its existing condition and location. On a periodical basis, we evaluate inventory for net realizable value using estimates based on historical experience, current or projected pricing trends, specific categories of inventory, age and expiration dates of on-hand inventory and manufacturer return policies. If actual conditions are less favorable than our assumptions, additional inventory write-downs may be required, and no reserve is maintained as obsolete or expired inventories are written off. We believe that the inventory valuation provides a reasonable approximation of the current value of inventory.

Property, Plant and Equipment, Net

Property, plant and equipment, net (“PP&E”) is stated at cost less accumulated depreciation and amortization and any accumulated impairment losses. Depreciation and amortization are computed using the straight-line method over the assets’ estimated useful lives.

PP&E consists of unproved properties and, thus, the costs associated with such properties are not subject to depletion. The Company historically has acquired unproved properties by purchasing individual or small groups of leases directly from mineral owners which leases historically have not been subject to specified drilling projects. Capitalized costs associated with unproved properties, which includes leases that have expired or have been deemed uneconomic, are fully impaired.

Major renewals and improvements are capitalized. Replacements, maintenance, and repairs, which do not significantly improve or extend the useful life of the assets, are expensed when incurred.

Upon the sale or retirement of assets, costs and the related accumulated depreciation and amortization are removed from the accounts and any gain or loss is included in the results of operations.

The Company evaluates its long-lived assets or asset groups for indicators of possible impairment by determining whether there were any triggering events that could impact the Company’s assets. If events or changes in circumstances indicate the carrying amount of an asset or asset group may not be recoverable the Company performs a comparison of the carrying amount to future net undiscounted cash flows expected to be generated by such asset or asset group. Should an impairment exist, the impairment loss is measured based on the excess carrying value of the asset over the asset’s fair value generally determined by estimates of future discounted cash flows.

Revenue Recognition

The Company adopted Accounting Standards Codification (“ASC”) 606 upon inception.

To determine revenue recognition for arrangements that the Company determines are within the scope of ASC 606, the Company performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligation(s) in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligation(s) in the contract; and (v) recognize revenue when (or as) the entity satisfies a performance obligation. The Company only applies the five-step model to contracts when it is probable that the entity will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer. At contract inception, once the contract was determined to be within the scope of ASC 606, the Company assessed the goods or services promised within each contract and determined those that were performance obligations, and assessed whether each promised good or service was distinct. The Company then recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied.

A performance obligation is a promise in a contract to transfer a distinct good or service to the customer and is the unit of account in ASC 606.

8

UNAUDITED INTERIM FINANCIAL STATEMENTS

PFBT Agreement with BGI

SRE and Biliran Geothermal, Inc. (BGI) entered into a 25-year Project Funding, Build and Transfer Agreement (PFBT Agreement) in June 2021 for a 50 MW geothermal facility at Sitio Pulang Yuta, Brgy. Cabibihan, Caibiran, Biliran Province, Philippines. Under this arrangement:

●	SRE finances, designs, constructs, installs and commissions the geothermal power plant in phases, beginning with a 2 MW module commissioned in September 2023.
●	SRE also finances and upgrades the existing 13.2 kV distribution lines of Biliran Electric Cooperative (Bileco) to evacuate energy to the national grid.
●	Upon final acceptance, SRE Power provides operation and maintenance (O&M) and technical support services over the 25-year term.
●	Revenue comprises fixed construction and commissioning fees, reimbursements for agreed costs, and a variable share of electricity generation proceeds, all invoiced monthly per the contractual formula.

The Company identified the PFBT Agreement constitutes a single, enforceable contract. The distinct performance obligations under the Agreement are as follows:

●	Design, construction, installation and commissioning of plant modules
●	O&M and technical support services during operations
●	Revenue share from daily electricity generation

Transaction price for the agreement consists of fixed fees for construction and commissioning, variable consideration based on BGI’s monthly electricity sales share and reimbursements of agreed costs. Estimates of variable consideration are included only to the extent that significant reversals are not probable.

Construction & Commissioning: Revenue is recognized at the point in time when the module passes commissioning tests and BGI has practical acceptance evidence.

O&M & Technical Support: Revenue is recognized over time using an input method (e.g., labor hours, machine-hours) as support services are rendered.

Electricity-Generation Share: Recognize over time on an output basis tied to daily meter readings of power delivered.

Contract Assets

Contract assets represent work in progress and consists of the capitalized costs incurred for the construction of geothermal plant, which is in progress, that is constructed and commissioned by SRE under the PFBT Agreement (Refer to Revenue Recognition). The same shall be transferred to Accounts Receivable upon final acceptance of the geothermal plant by BGI.

Accounts Payable and Accrued Liabilities

Accounts payable represents dues to vendors against whom operating expenses are incurred.

Business Combinations

The Company accounts for acquisitions in which it obtains control of one or more businesses as a business combination. The purchase price of the acquired businesses is allocated to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values at the acquisition date. The excess of the purchase price over those fair values is recognized as goodwill. During the measurement period, which may be up to one year from the acquisition date, the Company may record adjustments, in the period in which they are determined, to the assets acquired and liabilities assumed with the corresponding offset to goodwill. If the assets acquired are not a business, the Company accounts for the transaction or other event as an asset acquisition. Under both methods, the Company recognizes the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquired entity. In addition, for transactions that are business combinations, the Company evaluates the existence of goodwill or a gain from a bargain purchase.

9

UNAUDITED INTERIM FINANCIAL STATEMENTS

Goodwill

Goodwill is an asset representing the excess cost over the fair market value of net assets acquired in business combinations. In accordance with Intangibles - Goodwill and Other (Topic 350), goodwill is not amortized but is tested annually for impairment or on an interim basis when indicators of potential impairment exist. Goodwill is tested for impairment at the reporting unit level. The Company’s reporting units discrete financial information is available and management regularly reviews the operating results. For purposes of impairment testing, goodwill is allocated to the applicable reporting units based on the reporting structure.

The Company has the option to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying value. Qualitative factors assessed for each of the applicable reporting units include, but are not limited to, changes in macroeconomic conditions, industry and market considerations, cost factors, discount rates, competitive environments and financial performance of the reporting units. If the qualitative assessment indicates that it is more likely than not that the carrying value of a reporting unit exceeds its estimated fair value, a quantitative test is required.

The Company also has the option to proceed directly to the quantitative test. Under the quantitative impairment test, the estimated fair value of each reporting unit is compared to its carrying value, including goodwill. If the carrying value of the reporting unit including goodwill exceeds its fair value, an impairment charge equal to the excess would be recognized, up to a maximum amount of goodwill allocated to that reporting unit. Management can resume the qualitative assessment in any subsequent period for any reporting unit.

Earnings (Loss) per Common Share

Net earnings or loss per share is computed by dividing net income or loss by the weighted-average number of common shares outstanding during the period, excluding shares subject to redemption or forfeiture. The Company presents basic and diluted net earnings or loss per share. Diluted net earnings or loss per share reflect the actual weighted average of common shares issued and outstanding during the period, adjusted for potentially dilutive securities outstanding. Potentially dilutive securities are excluded from the computation of the diluted net loss per share if their inclusion would be anti-dilutive.

The financial statements of the combined entity reflect the equity of the HyOrc including the equity interests issued as part of the reverse acquisition. As a result, EPS is calculated on the basis of the capital structure of HyOrc. In line with ASC 805-40-45- 2(d), the following is considered:

In calculating the weighted-average number of common shares outstanding (the denominator of the earnings-per-share [EPS] calculation) during the period in which the reverse acquisition occurs:

a. The number of common shares outstanding from the beginning of the period to the acquisition date is computed on the basis of the weighted-average number of common shares of SRE outstanding during the period multiplied by the exchange ratio established in the agreement.

b. The number of common shares outstanding from the acquisition date to the end of the period is the actual number of common shares of the HyOrc outstanding during that period.

Intangible Assets

Intangible assets primarily consist of patents owned by SRE which have been granted by the Indian government due to work done at the Indian R&D centre. HyOrc is expanding patent coverage with the application process primarily in the USA, EU, Japan through existing bilateral and multilateral cooperation agreements. The patents have an indefinite useful life because it is expected to contribute to cash flows indefinitely and the associated costs of renewal are not significant. The patents are tested for impairment annually, or more frequently if events or changes in circumstances indicate that it is more likely than not that the asset is impaired in accordance with ASC 350-30-35-18.

10

UNAUDITED INTERIM FINANCIAL STATEMENTS

Impairment of Long-Lived Assets

The Company continually monitors events and changes in circumstances that could indicate carrying amounts of long-lived assets may not be recoverable. When such events or changes in circumstances are present, the Company assesses the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the future cash flows is less than the carrying amount of those assets, the Company recognizes an impairment loss based on the excess of the carrying amount over the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less costs to sell.

Recent Accounting Pronouncements

The Company has implemented all new relevant accounting pronouncements that are in effect through the date of these financial statements. The pronouncements did not have any material impact on the financial statements unless otherwise disclosed., and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, establishes incremental disaggregation of income tax disclosures pertaining to the effective tax rate reconciliation and income taxes paid. This standard is effective for fiscal years beginning after December 15, 2024, and requires prospective application with the option to apply it retrospectively. We intend to adopt this standard in our Annual Report on Form 10-K for the year ending December 31, 2025. We are currently evaluating the potential impact of adopting this standard on our disclosures.

ASU 2024-03, Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses, requires disaggregation of specific expense categories in the notes to the financial statements and a qualitative description of the remaining expense amounts not separately disaggregated. This standard is effective for annual reporting periods beginning after December 15, 2026, and requires prospective application with the option to apply it retrospectively. We are currently evaluating the potential impact of adopting this standard on our disclosures and we intend to adopt this as and when applicable.

NOTE 2. GOING CONCERN

The Company has a net loss of $88,438 for the period ended June 30, 2025 and an accumulated deficit of $8,304,679 as of June 30, 2025.

SRE is the operator of the 2MW geothermal power plant in Biliran Philippines and is entitled to 60% of the operating profits from the project for the lifetime of the project which is expected to be 25 years.

Biliran Geothermal Project (2MW) – Operational Status as of June 30, 2025

As of June 30, 2025, the 2MW geothermal power plant in Biliran remained offline and non-operational due to infrastructure damage. The project began experiencing persistent grid instability in April 2024, resulting in over 250 grid trips that caused progressive stress and wear to critical equipment. On October 05, 2024, the plant was taken offline following a technical inspection that revealed accumulated damage to key systems, making continued operation unsafe. Shortly after this shutdown, Typhoon Kristine-Trami struck the region and caused additional physical damage to the facility. Despite the existence of an insurance policy intended to cover such events, we have not received confirmation that a claim has been activated, and we have not received cooperation from the project counterparties responsible for managing the insurance process.

The company continues to engage stakeholders and explore legal and commercial remedies to protect our position, recover losses, and restore the project’s operational viability.

The Company’s ability to continue as a going concern in the next twelve months following the date the financial statements are available to be issued is dependent upon its ability to produce revenues and/or obtain financing sufficient to meet current and future obligations and deploy such to produce profitable operating results.

11

UNAUDITED INTERIM FINANCIAL STATEMENTS

Management Plans

Management has evaluated these conditions and plans to generate revenues and raise capital as needed to satisfy its capital needs.

While uncertainties remain with respect to the timing of insurance recovery and revenue realization, management is reasonably certain in the Company’s ability to meet its operational and financial obligations over the next twelve months through a combination of funding, asset deployment, and resolution of existing claims but it cannot provide assurances that it will be successful in doing so.

These circumstances raise substantial doubt as to the ability of the Company to meet its obligations as they come due. If it is unable to obtain sufficient amount of additional capital, it may be required to reduce the scope of its planned development. The accompanying financial statements do not include any adjustments that might result from these uncertainties.

Since the year ended December 31, 2024, the Company has successfully raised post-balance sheet capital through share issuances and continues to actively pursue funding opportunities to support operations and growth. In parallel, the Company has made strategic progress in hydrogen engine development, secured new business opportunities in the UK, EU, and India, and commenced ISO certification to facilitate future deployments in regulated sectors such as rail and energy. (Refer to Note 8 for subsequent events)

The Company has evaluated whether there are certain conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued.

NOTE 3. REVERSE ACQUISITION

The Company evaluated the acquisition of SRE pursuant to ASC 805 and ASU 2017-01, Topic 805, Business Combinations. As described in Note 1, we have identified the Company as the legal acquirer, as it is the entity that issued securities. Comparatively, we have identified SRE as the legal acquiree, the entity whose equity interests are acquired in line with ASC 805-40 – Reverse Acquisitions.

Accordingly, the acquisition date fair value of the consideration transferred by SRE was based on the number of equity interests SRE would have had to issue to give the owners of HyOrc the same percentage equity interest in the combined entity that results from the reverse acquisition.

The acquisition method of accounting requires, among other things, that the assets acquired and liabilities assumed in a business combination be measured at their estimated respective fair values as of the closing date of the acquisition. Goodwill recognized in connection with this transaction represents primarily the potential economic benefits that the Company believes may arise from the acquisition. In the reverse acquisition described above, HyOrc’s assets and liabilities were measured in accordance with the guidance in ASC 805 on Business Combinations and Goodwill is measured as the excess of fair value of consideration effectively transferred by SRE, the accounting acquirer over the fair value of the net assets of HyOrc, the accounting acquiree on the acquisition date.

The fair value consideration effectively transferred was determined based on the number of common stock which SRE would have had to issue to the owners of HyOrc at the fair value per share of SRE on the date of acquisition to provide the same ratio of ownership (90%) in the combined entity as a result of the reverse acquisition.

Pursuant to the reverse acquisition, the Company engaged an independent third-party valuation specialist to determine the fair value per share of SRE which as determined using the fair value of net assets as on the acquisition date. Given the limited operations of HyOrc in the period preceding the acquisition, the fair value per common share of SRE was considered to be more reliable and reflects the economic substance of the consideration effectively transferred.

12

UNAUDITED INTERIM FINANCIAL STATEMENTS

The fair value of net assets of SRE as on the acquisition date is as follows:

Total
Property, plant and equipment, net	$-
Other intangible assets	150,000,000
Cash and cash equivalents	347,058
Contract assets	15,000,000
Accounts payable and accrued liabilities	(160,169)
Fair value of net assets	$165,186,889
Number of SRE shares outstanding on the acquisition date	1,000,000
Fair Value per share on the acquisition date	$165.19

SRE would have had to issue 111,111 shares to the owners of HyOrc to maintain the 90% ownership in the combined entity which effectively would have made the total common stock issued and outstanding of SRE to be 1,111,111 as of December 31, 2024.

HyOrc had 72,819,362 common stock issued and outstanding of par value $0.001 each prior to the closing of the reverse acquisition. Further, SRE shareholders received 655,374,256 common stock of HyOrc as the consideration for the share exchange.

Accordingly, the equity structure in the financial statements reflect the sum of SRE’s issued equity immediately before the reverse acquisition, and the fair value of the hypothetical consideration effectively transferred. The equity structure (i.e., the number and type of equity interests issued) reflects the equity structure of HyOrc. However, the balance is adjusted to reflect the par value of the outstanding shares of HyOrc, including the number of shares issued in the reverse acquisition and the difference is recognized as an adjustment to the Additional paid-in capital. For periods before the reverse acquisition, the stockholders’ equity of the combined entity is presented on the basis of the historical equity of the SRE before the acquisition, retroactively recast to reflect the number of shares received by SRE in the acquisition.

Goodwill is primarily attributable to the go-to-market synergies that are expected to arise as a result of the acquisition and other intangible assets that qualify for separate recognition. The goodwill is not deductible for tax purposes.

The results of HyOrc have been included in the consolidated financial statements since the acquisition date.

NOTE 4. PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment consist of the following:

	June 30,
	2025	2024
Plant and Equipment – unproved properties	60,000	60,000
	60,000	60,000
Less: Accumulated depreciation and amortization	(60,000)	(60,000)
Property, plant and equipment, net	$-	$-

Depreciation expense for the period ended June 30, 2025 and 2024 amounted to $0 and $0, respectively.

The unproved property interests comprise the consideration paid in March 2017 for Symba America Oil & Gas’s working interest in an oil well near Ganado, Texas. Having since ceased oil extraction activities, management performed a qualitative impairment assessment in accordance with ASC 360-10-35. That assessment indicated that the fair value of these unproved properties was negligible or nominal; accordingly, the entire carrying amount has been written down to $0.

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UNAUDITED INTERIM FINANCIAL STATEMENTS

NOTE 6. COMMITMENTS AND CONTINGENCIES

From time to time, the Company is involved in legal proceedings arising from the normal course of business activities. The Company, in conjunction with its legal counsel, assesses the need to record a liability for litigation or loss contingencies. A liability is recorded when and if it is determined that such a liability for litigation or loss contingencies is both probable and estimable.

Although the results of legal proceedings and claims cannot be predicted with certainty, the Company is not currently a party to any legal proceedings, which would, individually or in the aggregate, have a material adverse effect on its results of operations, cash flows, or financial position except as described in Note 2.

NOTE 7. INCOME TAXES

Deferred taxes are recognized for temporary differences between the basis of assets and liabilities for financial statement and income tax purposes. The differences relate primarily to net operating loss carry forwards. For the years ended December 31, 2024 and 2023, the Company did not record a current or deferred income tax expense or benefit due to current and historical losses incurred by the Company.

The Company has evaluated its income tax positions and has determined that it does not have any uncertain tax positions. The Company will recognize interest and penalties related to any uncertain tax positions through its income tax expense.

The Company is not presently subject to any income tax audit in any taxing jurisdiction, though its 2022-2023 tax years remain subject to examination by U.S. federal and state jurisdictions.

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